30 December 2004

GNiFi
(as Lessor)

GORO NICKEL S.A.
(as Lessee)

LEASE AGREEMENT

(Contrat de Crédit-Bail)

Page I

22. PAYMENT ON TERMINATION – TRANSFER OF TITLE TO THE ASSETS	26

23. ADD-BACK INDEMNITY	27

24. COLLATERALISATION	29

25. INDEMNIFICATION	31

26. PURCHASE OPTION	35

27. DGI PROCESS	36

28. CONDITIONS PRECEDENT	37

29. CONSENT RIGHTS	38

30. WAIVER OF RECOURSE	39

31. AMENDMENTS	39

32. PARTIAL INVALIDITY	39

33. CONFIDENTIALITY	40

34. CHOICE OF LAW - JURISDICTION CLAUSE	40

35. COSTS AND EXPENSES	41

36. NOTICES	41

APPENDIX 1 DEFINITIONS	45

APPENDIX 2 DESCRIPTION OF THE ASSETS	60

APPENDIX 3 ASSUMPTIONS	61

APPENDIX 4 ADJUSTMENT METHOD FOR CHANGE IN ASSUMPTIONS	83

APPENDIX 5 RENT PAYMENT SCHEDULE SEE ANNEX 3 OF APPENDIX 3	87

APPENDIX 6 LOAN AGREEMENT – OUTSTANDING PRINCIPAL AMOUNT SEE ANNEX 2 OF APPENDIX 3	88

APPENDIX 7 TAX LOAN REFERENCE TV SEE ANNEX 5 OF APPENDIX 3	89

APPENDIX 8 COMPUTING OF THE RETROCESSION RATE	90

Page II

APPENDIX 9 DGI FINAL APPROVAL	92

Page III

THIS LEASE, DATED 30 DECEMBER 2004, IS ENTERED INTO BY AND BETWEEN:

(1)	GNiFi, a groupement d’intérêt économique having its registered office at 37, avenue Henri Lafleur, BP K3, 98849 Nouméa Cedex, and enrolled at the Register of Commerce and Companies of Nouméa under number 204 C 749002, and represented by Monsieur Khalid AMMARI, duly authorised for the purposes of this Lease (hereinafter referred to as the “Lessor”); and

(2)	GORO NICKEL S.A., a company incorporated under the laws of France, having its registered office at 38, rue du Colisée, 75008 Paris, France, and enrolled at the Register of Commerce and Companies of Paris under number 313 954 570, acting herein through and on behalf of its branch (succursale) whose registered office is at 7 bis, rue Suffren, BP218, 98845, Nouméa Cedex, New Caledonia, and represented by Monsieur Yves ROUSSEL, duly authorised for the purposes of this Lease (hereinafter referred to as the “Lessee”), each a “Party” and together the “Parties”.

WHEREAS:

(A)     The Lessor has been organised for the purpose of constructing, financing and leasing the Assets which constitute a portion of the Plant. The Project shall be developed and operated by the Lessee. The transactions contemplated by this Lease and the other Transaction Documents are based on the special tax support available for Dom-Tom investments.

(B)     In accordance with the Girardin Law, the Request for DGI Final Approval was filed with the DGI. A preliminary approval of the Transaction was granted by the DGI by a letter dated May 4, 2001 and the DGI Final Approval is to be issued. The retrocession rate as calculated in Appendix 8 at the date of this Lease is higher than 80%.

(C)	In order to finance the construction of the Assets, the Lessor shall:

(i)	receive the Tax Advances from the Tax Investors pursuant to an the Tax Loan Agreement; and

(ii)	enter into the Loan Agreement.

(D)	The Substantial Completion Date and the delivery of the Assets to the Lessee is expected to occur on or prior to December 31, 2008 (as such date may be extended to a date no later than December 31, 2009 (subject to the satisfaction of the conditions in clause 11.1(b) of the Construction Agreement)). Substantial Completion shall be evidenced by the signature by the Project Manager and the Lessee, on its behalf and on behalf of the Owner, of a Definitive Acceptance Certificate in accordance with the terms of the Construction Agreement.

NOW THEREFORE, THE PARTIES AGREES AS FOLLOWS:

1. Definitions

1.1 For the purpose of this Lease, capitalised terms and expressions which are not otherwise defined in this Lease (whether in singular or in plural form) shall have the respective meanings given to them in Appendix 1.

1.2 In this Lease

(a)	headings of Clauses and Appendices are for ease of reference only and are not intended to influence the interpretation of this Lease; and

(b)	references to any agreement or any other document shall be construed as a reference to that agreement as it may from time to time be amended, varied, supplemented, restated or novated (but excluding any amendment, variation, supplement, restatement, variation or novation contrary to any Transaction Document).

2. Purpose and Term of this Lease

2.1 The Lessor hereby agrees to lease the Assets to the Lessee and the Lessee agrees to lease the Assets from the Lessor, in accordance with the provisions of Articles L.313-7 et subseq. of the French Code Monétaire et Financier, the laws in force in New Caledonia and the terms and conditions of this Lease.

2.2 This Lease shall commence on the date hereof and end on the date on which the Lessee has fully performed all of its obligations hereunder and no claim is capable of being made against the Lessor in respect of which it would be entitled to be indemnified hereunder. The “Lease Term” shall commence on the Substantial Completion Date and end, except as otherwise provided herein, on the twelfth anniversary of the Substantial Completion Date.

2.3 The Parties hereby acknowledge that the Lessor has agreed only to provide financing for the Transaction and that all risks associated with the ownership and the operation of the Assets will be borne solely by the Lessee pursuant to the terms and conditions of this Lease.

2.4 The Lessor shall acquire title to the Assets in accordance with clause 7.3 of the Construction Agreement.

2.5 The Lessor shall deliver and the Lessee shall accept the Assets on the Substantial Completion Date in accordance with the terms of the Construction Agreement.

2.6 The Parties agree that no inventory (état des lieux) shall be prepared for the Assets, and the Lessee shall take the Assets in the condition they are in as at the Substantial Completion Date, without recourse of any sort against the Lessor. The delivery of the Definitive Acceptance Certificate:

(a)	shall be considered as an acknowledgment by the Lessee that (subject to any claims the Lessee may bring under the supplier, installer and manufacturer warranties referenced in Clause 8.3) the Assets are fit for their intended use, without any restrictions or reservations, and are accepted by the Lessee; and

(b)	shall result in the use and possession of the Assets being transferred to the Lessee (entrée en jouissance) and the transfer of custody of the Assets from the Project Manager to the Lessee in accordance with the Construction Agreement.

2.7 With effect from the date of this Lease until the fifth anniversary of the Substantial Completion Date, the Lessee expressly renounces any investment tax benefit understood as “aide fiscale locale à l’investissement, équivalente à l’ aide fiscale de l’ article 217 undecies (déduction extra-comptable, crédit-d’ impôt)” and undertakes not to request any investment subsidies (subventions d’ investissement) in relation to the Assets.

3. Undertakings of the Lessor

3.1 The Lessor undertakes:

(a)	to provide the Lessee with quiet enjoyment of the Assets during the Lease Term;

(b)	not to grant any security or guarantee to a third party other than the Security, or to do anything which could reduce the value or effectiveness of the Security;

(c)	not to change its business or to incur any indebtedness other than that approved under the Transaction Documents with a view to remaining a bankruptcy remote entity; and

(d)	to properly incorporate all the Tax information included in the DSF Ruling and accounting information relating to the Lessor into its accounts and financial models as they pertain to the Transaction and to take responsibility in case of error in the incorporation of such information.

3.2 The Lessor makes no representation, warranty, undertaking or guarantee in connection with the condition or use of the Assets (in particular relating to any fault or apparent or hidden defect of the Assets), and, in particular, the Lessor has no obligation to maintain the Assets, in accordance with articles 1719 2°, 1719 4°, 1720 and 1721 of the French Civil Code, in recognition of the fact that the Lessee (in its capacity as Lessee and Project Manager) is responsible for the selection of the location, the type, the configuration, the design and the intended use of the Assets and the selection and installation of the Equipment.

4. Defects

4.1 Notwithstanding the provisions of articles 1720 and 1721 of the French Civil Code, the Lessee may not make any claim against the Lessor in respect of any defect in the Assets or obtain a decrease in the amount of the Rent or a reduction in the purchase price under Clause 26, even where such defect is such that it would prevent the use of the Assets.

4.2 As between the Lessee and the Lessor, the Lessee shall be solely responsible and liable for the following:

(a)	all apparent or hidden defects in the Assets; and

(b)	all defects in the condition of the Land that affect the operation of the Assets.

The Lessee agrees not to make a claim against the Lessor, and that the Lessor shall not be liable, for any losses incurred as a result of such defects. The Lessee shall be required to perform at its own expense all repairs and replacements of any type that are necessary as a result of any defect, whether apparent or hidden.

4.3 The Lessee agrees to notify the Lessor of any defects in the Assets, whether apparent or hidden, in respect of which a claim has been or will be made under the Insurance Policies within the time limits imposed under the Insurance Policies, and in any case, not later than one (1) month after the Lessee’s discovery thereof. All the consequences of any delay in providing notice of any defects that might otherwise be covered by any insurance benefits shall remain the responsibility of the Lessee.

5. Terms and Conditions of Occupation

5.1 Authorised use of the Assets

The Assets shall be used by the Lessee in connection with the Project (the “Authorised Activities”).

5.2 Operating permits

(a)	The Lessee shall be responsible for obtaining all administrative authorisations required by Applicable Law in New Caledonia to conduct the Authorised Activities.

(b)	Upon any request from the Lessor, the Lessee shall provide documentary proof that the Lessee has secured the operating permits required by any Applicable Laws in New Caledonia and that such permits remain in effect. For the avoidance of doubt, the Lessor acknowledges that the Lessee shall only be required to obtain such operating permits by the time that such operating permits are necessary under Applicable Laws in New Caledonia.

5.3 Compliance with standard practice

(a)	In connection with the operation of the Assets, the Lessee shall comply with any Applicable Law in New Caledonia, including inter alia with regard to labour, safety, health and environment matters.

(b)	The Lessee shall ensure that all Equipment conforms in all material respects to standards mandated under Applicable Law in New Caledonia.

(c)	The Lessor shall not be responsible for any work required to ensure the Assets conform to the standards described in this Clause 5.3, even where Applicable Law in New Caledonia provides that the owner must bear the cost of such work.

(d)	At its own expense and with no right of claim or action against the Lessor, the Lessee shall be responsible for the cost of any work or investigation that may be necessary in order to comply with any Applicable Law in New Caledonia notwithstanding the termination of this Lease or the Lease Term.

5.4 Easements (if any)

(a)	The Lessee shall have no right of claim or action against the Lessor to seek any reduction in the Rent or in the other financial charges under this Lease in connection with the existence of any easements (servitudes) that may encumber the Assets.

(b)	The Lessee shall benefit from the “active” easements (servitudes actives) in connection with the Assets (if any), at its own expense, risk and peril, and with an obligation (where applicable) to pay its share of costs in respect of such easements.

5.5 Modifications

(a)	Subject to any administrative authorisations that may be necessary, and to compliance with all Applicable Laws in New Caledonia, the Lessee will be entitled to undertake at its own cost any modification to and/or improvement of the Assets without the Lessor’s consent, unless such modification and/or improvement results in:

(i)	the withdrawal or deprivation of the DGI Final Approval and the benefits to the Tax Investors under the Girardin Law;

(ii)	a reduction of the value of the Assets or a material modification of the Assets in a manner that is not consistent with the Authorised Activities; or

(iii)	the Lessor or the Tax Investors being exposed to any additional event which is likely to result in an Operational Loss which was not contemplated under the Transaction Documents at the date of this Lease.

(b)	In accordance with this Clause 5.5, the Lessor shall grant powers to the Lessee for the purpose of filing the applications for the administrative authorisations necessary for the performance of the work.

(c)	The Lessee will notify the Lessor in writing of any modification or improvement to be made to the Assets which requires any application for any Administrative Authorisations to be made, no later than 15 Business Days prior to the date planned for the filing of the application for such Administrative Authorisation.

5.6 Lessee financial information

(a)	Upon request, the Lessee will provide its audited annual reports to the Lessor no later than 30 June of each year.

(b)	The Lessee shall also provide such other information regarding the Lessee’s financial condition or operations as may be reasonably requested by the Lessor in connection with the preparation of Lessor’s financial statements or as required by any Member or Tax Investor in order to comply with any request from a competent regulatory body or tax authority.

(c)	The Lessee will provide to the Lessor a copy of each report required to be provided to the DGI in accordance with the DGI Final Approval.

6. Rent and Other Charges

6.1 Rent and Termination Value

(a)	Description of Rent

(i)	It is expressly understood and agreed that the term “Rent” as used herein for the convenience of understanding shall be qualified as a financial charge.

(ii)	Unless otherwise expressly provided for by the provisions of this Lease, the Rent shall not be modified or adjusted for any reason, whether in connection with legal provisions governing (whether temporarily or otherwise) the amount or the rate of the rentals for commercial or industrial premises, nor shall it be adjusted based on the provisions of articles L.145-1 and subsequent of the French Commercial Code, governing the relations between lessors and lessees of commercial premises.

(iii)	Notwithstanding the provisions of Article 1724 of the French Civil Code, in the event that the operation of the Assets must be suspended for any reason, including inter alia as the result of any work carried out by the Lessee, an accident or a fortuitous or force majeure event (including fire), the Lessee shall not be entitled to claim any indemnity from the Lessor or any decrease in the Rent, even where such suspension continues for a period of more than forty (40) days.

(b)	Determination, due date and payment of Rent

(i)	During the Lease Term, the Lessee shall owe and make payments of Rent to the Lessor in US$, in the amounts and on the dates set out in the Rent Payment Schedule.

(ii)	The first instalment of Rent shall be due and payable on the date falling six months after the Substantial Completion Date.

(iii)	The last instalment of Rent shall be payable on the last day of the Lease Term.

(iv)	If any payment is due and payable on a day that is not a Business Day, the due date for payment shall be extended to the next Business Day unless such Business Day falls in the next calendar month in which case payment shall be made on the immediately preceding Business Day, and the amount of such payment shall be equal to the amount calculated as if such payment had been made on the date which the payment was originally due and payable.

(v)	The Rent shall be portable. Any payment of Rent by the Lessee under this Lease shall be made by the Lessee:

(A)	by electronic transfer of immediately available funds to an account specified by the Lessor;

(B)	before 11:00 a.m. in New York, being the location of the account specified by the Lessor for payment; and

(C)	on the Interest Payment Date.

(c)	Adjustment of Rent, Tax Loan Reference TV and Termination Value

(i)	The Rent Payment Schedule, parts (a) and (b) of the definition of Termination Value and Tax Loan Reference TV are based on the Assumptions and shall be adjusted pursuant to Appendix 3 (in the case of the Rent Payment Schedule) and Appendix 4 (in the case of parts (a) and (b) of the definition of Termination Value and Tax Loan Reference TV).

(ii)	The Lessor shall communicate forthwith to the Lessee any new Rent Payment Schedule, parts (a) and (b) of the definition of Termination Value or Tax Loan Reference TV if adjusted as a result of a variation of any of the Assumptions and shall provide to the Lessee the opportunity to comment on such adjustments.

6.2 Payment of cost, charges and Taxes

(a)	The Lessee agrees to pay all Taxes and charges normally for the account of lessees, and in particular any TSS (if and when applicable), its movable and personal property contributions, rental Taxes and professional Taxes. The Lessee agrees further to assume all Taxes, charges, contributions or other items, whatever their designation or their basis and whoever is the lawful debtor, including the Lessor, and which directly or indirectly relate to the Assets or their use, including any real estate Tax and all Taxes of a proprietary or other nature, that are usually for the account of owners, and generally, all Taxes or charges to be borne by lessees or which, even if they are charged to owners of buildings, would relate to a service from which the Lessee benefits, in such a manner that the Lessor collects Rent that is net of all Taxes, charges, payments and expenses of any type.

(b)	All amounts that may be owed in connection with the premiums for the Insurance Policies, and more generally, those costs and charges required to be paid by the Lessee under this Lease, must be borne by the Lessee.

(c)	The Lessee agrees to pay the amounts specified in this Clause 6.2, plus any Tax levied thereon (if applicable), to the Lessor, upon any request.

(d)	The Lessor shall issue the request referred to in Clause 6.2(c) to the Lessee by ordinary letter containing documentary proof of the amounts owed and their due dates.

(e)	Where the Lessee fails to strictly comply with the provisions of this Clause 6, all penalties for delay, interest on overdue payments, surcharges, monetary damages and/or other charges that could be claimed by reason of the delay in the payment by the Lessee of the Taxes, levies, charges, insurance premiums and/or additional costs shall be borne by the Lessee. If the Lessor must pay or pays any amount on behalf of the Lessee in accordance with this Clause 6.2, the Lessee shall pay to the Lessor such amount.

(f)	At least ten (10) Business Days prior to each Interest Payment Date, the Lessor shall submit to the Lessee all information and all documentary proof inter alia to verify the Taxes, charges or costs (if any) actually borne by the Lessor.

6.3 Supplemental Rent

In the event that the Substantial Completion Date occurs after December 31, 2007 or there is a delay in claiming deductions, the Lessee shall pay to the Lessor a supplemental rent as and when indicated in paragraphs (5) or (6) of Appendix 4.

In the event that any centimes additionels are payable by the Lessor a supplemental rent calculated in accordance with paragraph (ee) of Section C to Appendix 3 will be payable by the Lessee.

6.4 Costs and charges

The Lessee shall bear any cost or charges due and payable in connection with the possession, control, safekeeping, management, maintenance, refurbishment, repair or operation of the Assets.

7. Work performed during the Lease Term

7.1 Maintenance / repairs

(a)	The Lessee agrees to maintain and, subject to exercise of the Purchase Option, to return the Assets, at the end of the Lease Term, in a proper state of maintenance, rental repairs (réparations locatives) and replacement (normal wear and tear excepted).

(b)	The Lessee shall be required to perform, on the Lessor’s behalf but at the Lessee’s own expense, risk and peril, and without any right of claim, action or refund against the Lessor, all structural work and major repairs to the Assets that may become necessary during the Lease Term in connection with the performance of the Authorised Activities, including inter alia those set forth in Article 606 of the French Civil Code, required by any competent authority or resulting from a fortuitous or force majeure event notwithstanding that such work and repairs would usually be required to be performed by the owner of the assets and which, once incorporated into the Assets, automatically become the owner’s property.

(c)	The Lessee shall be solely and exclusively liable for any direct or indirect consequences that may result from any failure to perform, in due time, the work, repairs or replacements that fall under the Lessee’s responsibility.

7.2 Liability of the Lessee by reason of the work

(a)	During any period of construction, reconstruction or restoration of any portion of the Assets, the Lessee shall take reasonable precautions to preserve and protect the Assets from risk of damage or destruction, in accordance with prevailing construction practices.

(b)	The Lessee undertakes to carry out all work required under this Clause 7 in conformity with Applicable Law in New Caledonia.

7.3 Status of the works performed by the Lessee during this Lease

(a)	Without prejudice to the provisions of Clause 5.5, any structural additions to the Assets by the Lessee shall be deemed to be the Lessor’s property free of any lien except Permitted Liens.

(b)	The Lessee must, on termination of the Lease Term, leave the modifications and/or improvements to the Assets, without being entitled to demand any indemnity, or any refund of the costs and expenses of replacement equipment in such respect.

8. Liabilities and recourse

8.1 During the Lease Term the Lessee shall have the use, administration, management and control of the Assets. In such respect, the Lessee shall be deemed to be the custodian (gardien) of the Assets and the Assets shall be placed under its exclusive care, which the Lessee must assume in full, without any right for the Lessee to bring any claims or actions against the Lessor in connection with the Assets except as otherwise provided for in this Lease. Therefore, as between the Lessee and the Lessor, the Lessee shall be responsible during the Lease Term for any damage to the Assets or any damage that may arise due to reasons attributable to the Assets, whatever the cause thereof, including defects.

8.2 During the Lease Term all damage or loss that may be caused to the Lessee by reason of the Assets shall be entirely borne by the Lessee, without any right for the Lessee to bring any claims or actions against the Lessor and the Lessee shall indemnify and hold harmless the Lessor against all losses, claims, costs (including legal costs) and judgments in connection therewith (other than those arising from a third party claim). The provisions of Clause 25.1(c), (d) and (e) shall apply mutatis mutandis to the indemnity given under this Clause 8.2 as if amounts paid under this indemnity were Indemnification Amounts and such losses, claims, costs and judgments were Operational Losses.

8.3 The provisions of this Lease related to assumption of liability by the Lessee and acceptance by the Lessee of the Assets at the Substantial Completion Date shall not release or be deemed to release any Contractor or other third party from its obligations and liabilities in connection with the work and the construction of the Assets. In this respect, the Lessor grants a power of attorney to the Lessee in order to file any claims in relation to the installation and the operation of the Assets against any Contractor or other third party pursuant to the warranties issued by such Contractor or other third party with respect to the installation and the operation of the Assets in favour of the Lessor and to complete any necessary steps. Such power of attorney will be automatically terminated upon the occurrence of a Lessor Termination Event.

8.4 The Lessee shall be entitled to bring all actions that it may deem appropriate against any Contractor or other third party provided that the Lessee shall not be entitled to assert that the Lessor is liable or otherwise implicate the Lessor in any such actions, in any manner.

8.5 The Lessee shall bear the cost of all interest, legal costs and fees in relation to such proceedings, as well as the damages or other judgments (if any) that may be awarded or entered as a result thereof.

9. Inspections

9.1 During the Lease Term, the Lessor or its agents may, upon reasonable prior notice and not more than once per year, inspect the Assets in order to verify their condition, and the Lessee must provide, upon any request from the Lessor, all the documentary proof that may be reasonably requested from the Lessee on the proper performance of the Lessee’s obligations under this Lease.

9.2 Unless a Lease Termination Event shall have occurred and be continuing, the Lessee shall bear any reasonable out of pocket expenses of the Lessor’s agent in connection with one inspection each calendar year. If a Lease Termination Event shall have occurred and be continuing, the Lessee shall bear any reasonable out of pocket expenses of the Lessor’s agent in connection with any inspection. Any inspection must be requested in advance in order to ensure that the inspection does not hinder the operations of the Project.

9.3 The Lessor must procure that any Person given access under Clause 9.1 or Clause 9.2 complies with the Lessee’s site rules and must procure that such access does not hinder or disrupt the Project.

10. Environmental Risks

10.1 Obligations of the Lessee

(a) During the Lease Term, the Lessee will operate the Project (including the Assets), in compliance in all material respects with all applicable Environmental Laws.

(b)	The Lessee hereby agrees to notify the Lessor within 5 Business Days:

(i)	of any formal notice (mise en demeure formelle) received from the public authorities, relating to the operation of the Assets or indicating that the Assets must conform to any applicable Environmental Law, and namely involving (without limitation) discharges into water, on to land (either above or below ground), emissions into the air, noise, the processing of waste products or the storage of any Hazardous Material;

(ii)	of any accident or incident that may result from the operation of the Assets, and that could have any material adverse effects on the environment, or that could create any risk of material harm to the environment, and that would require a report thereon to be filed with the Bureau de l’ Inspection des Installations Classées (New Caledonian Agency for the Inspection of Classified Facilities), in

accordance with the provisions of Order n°14 dated 21 June 1985 (as amended), as well as any subsequent statutes;

(iii)	of any court decision or injunction rendered as a result of any complaints filed by third parties or by a public authority to obtain the remedy of any adverse effects on the environment, or to seek an end to any nuisances, resulting from the operation of the Plant; and

(iv)	of any formal notice received from any public authority to correct or repair (remise en état) all or any material part of the Assets.

(c)	The Lessee shall report to the Lessor and, where requested by the Lessor, provide documentary proof of the measures implemented to remedy any situation reported under Clause 10.1(b) or to comply with Applicable Law in New Caledonia.

(d)	All the costs, expenses and fees that the Lessor may incur in connection with the provisions of this Clause 10.1, as well as any deposits or bonds (consignation) that the Lessor may be required to make or to post, shall be deemed to come under the obligations of the Lessee, and the Lessee hereby agrees to promptly refund all such amounts to the Lessor, upon any request to do so submitted by the Lessor.

(e)	As between the Lessee and the Lessor, the Lessee shall be exclusively responsible for the consequences of any environmental damage caused by the operation of the Assets during the Lease Term, even if such damage is discovered after termination of this Lease or the Lease Term and the Lessee shall indemnify and hold harmless the Lessor against all losses, claims, costs (including legal costs) and judgments in connection therewith (other than those arising from a third party claim). The provisions of Clause 25.1(c), (d) and (e) shall apply mutatis mutandis to the indemnity given under this Clause 10.1(e) as if amounts paid under this indemnity were Indemnification Amounts and such losses, claims, costs and judgments were Operational Losses.

10.2 Administrative requirements

In the event of any shutdown of operation of the Assets (arrêt definitif), upon the Lessor’s request, the Lessee shall:

(a)	submit documentary proof that it has filed the notices and reports required under Applicable Law in New Caledonia in connection with such shutdown of operations (arrêt definitif) at the relevant site;

(b)	comply with all the preventive and restorative measures mandated, pursuant to Applicable Law in New Caledonia; and

(c)	procure from the public authorities all certificates or documentary proof of the completion of all the formalities in relation to such shutdown of operations (arrêt definitif), as required under Applicable Law in New Caledonia.

11. Safety and Security

11.1 During the Lease Term, the Lessee shall be solely liable and responsible for the safety and security of the persons and properties involved in the operation of the Assets and the Lessee shall indemnify and hold harmless the Lessor against all losses, claims, costs (including legal costs) and judgments in connection therewith (other than those arising from a third party claim). The provisions of Clause 25.1(c), (d) and (e) shall apply mutatis mutandis to the indemnity given under this Clause 11 as if amounts paid under this indemnity were Indemnification Amounts and such losses, claims, costs and judgments were Operational Losses.

11.2 During the Lease Term, the Lessee shall provide the Lessor with a report on any major developments related to safety and security and on the measures implemented by the Lessee related to safety and security at the Assets, such report to be provided semi-annually prior to the Final Completion Date and annually thereafter.

12. Insurances

12.1 The Lessee shall obtain and maintain the following insurance cover from appropriate solvent insurers with ratings by Standard & Poor’s Ratings Group of no less than A-, for the period commencing on the Substantial Completion Date and ending on the later of the expiry of the Lease Term and the date on which title to the Assets is transferred to the Lessee on payment of the Termination Compensation (if any) in full, on a basis consistent with Inco’s policies and best practice, providing such cover (including deductions and exclusions) and in such form and amounts as are customarily obtained for this type of operation and in accordance with good business practices:

(a)	“All Risks Property/Boiler and Machinery insurance”, including insurance against flood, earthquake, civil commotion, riot and terrorism insuring the Assets against direct physical loss or damage and resultant business interruption on a replacement cost basis;

(b)	“Third Party Liability Insurance” insuring liabilities arising from bodily injury, death and property damage arising out of the ownership, operation, maintenance, condition or use of the Assets. Cover shall include, but shall not be limited to, blanket contractual legal liability, broad form property damage, occurrence property damage, personal injury, sudden and accidental pollution; and

(c)	any other insurance which may be required by local law, it being understood that a determination of what is required by local law will be based on a cooperative analysis by the Lessee, the Lessor and their respective insurance and legal advisers.

12.2 The Lessee shall cause each Insurance Policy to:

(a)	name the Lessor, each Member, each Tax Investor, the Security Agent and the Lessor Administrators as named insured as their interest may appear and as relates solely to the Assets, but none of the Lessor nor any Tax Investor or any Member or the Security Agent or the Lessor Administrators shall be liable for the payment of such insurance premiums;

(b)	designate the Security Agent as the loss payee, on behalf of each named insured in Clause 12.2(a) as their collective interests may appear (but only as such interests relate to the Assets) except that it is understood and agreed that the Security Agent, the Lessor or any Tax Investor will not be designated as loss payee as regards Insurance Policies covering liabilities to third parties or insuring the interests of third parties; and

(c)	provide a waiver of all rights of recourse against the Lessor, each Tax Investor, each Member, the Security Agent and the Lessor Administrators and their insurers with respect to their interests in the Assets and the Lessor, each Tax Investor, each Member, the Security Agent and the Lessor Administrators shall cause their respective insurers to waive any rights of recourse against the Lessee and each of its insurers.

Each of the Parties shall provide the others with documentation evidencing the waivers by their respective insurers.

12.3 In respect of the Insurance Policies:

(a)	Notwithstanding Clause 12.2(b),

(i)	if the insurance proceeds resulting from any claim under the Insurance Policies for damage to the Assets (other than damages amounting to a Total Loss) are less than US$50,000,000, such proceeds will be paid directly to the Lessee;

(ii)	if the insurance proceeds resulting from any claim under the Insurance Policies for damage to the Assets (other than damages amounting to a Total Loss) are more than US$50,000,000, such proceeds will be paid directly to the Lessee, provided that the Lessee provides the Lessor as soon as practicable following such damage to the Assets with a plan which sets out the Lessee’s proposal to reinstate the Assets back to their pre-loss condition, or (subject to the Lessor’s written consent (such consent not to be unreasonably withheld)) to an equivalent condition provided that the fitness for purpose of the Assets is maintained;

(iii)	if a Total Loss occurs and the Lessee has determined within twelve months of the date of the event giving rise to such Total Loss that the Assets will be replaced or re-built, then any insurance proceeds resulting from the resultant insurance claim will be paid directly to the Lessee, provided that the Lessee provides the Lessor as soon as practicable following the Total Loss with a plan which sets out the Lessee’s proposal to reinstate the Assets back to their pre-loss condition, or (subject to the Lessor’s written consent (such consent not to be unreasonably withheld)) to an equivalent condition provided that the fitness for purpose of the Assets is maintained;

(iv)	if a Total Loss occurs and the Lessee has determined within twelve months of the date of the event giving rise to such Total Loss that the Assets will be not be replaced or re-built, then the Lessee shall provide the Lessor with a letter of credit issued in favour of the Security Agent by a credit institution with ratings by Standard & Poor’s Ratings Group of no less than A- equal in amount to the Tax Loan Reference TV within five Business Days of the date of such determination, it being agreed and understood that any insurance proceeds resulting from the resultant insurance claim will be paid directly to the Lessee;

(v)	if a Total Loss occurs and the Lessee has determined that the Assets will be not be replaced or re-built, and the Lessee fails to provide the Lessor with a letter of credit on the terms required under Clause 12.3(a)(iv), then any insurance proceeds resulting from the resultant insurance claim to an amount up to the Tax Loan Reference TV will be paid directly to the Security Agent (acting on behalf of the Lessor and the Tax Investors) as the interests of the Lessor and Tax Investors may appear and only as such proceeds relate to the Assets; and

(vi)	if a Total Loss occurs and insurance proceeds are paid prior to the date on which the Lessee has notified the Lessor whether it intends to replace or rebuild the Assets or, if earlier, prior to the date falling twelve months after the date of the event giving rise to such Total Loss, then unless the Lessee has provided to the Lessor a letter of credit on the terms required under Clause 12.3(a)(iv), the insurance proceeds up to an amount up to the Tax Loan Reference TV will be paid directly to the Security Agent (acting on behalf of the Lessor and the Tax Investors) as the interests of the Lessor and Tax Investors may appear and only as such proceeds relate to the Assets;

(b)	In the event of failure by the Lessee to pay the relevant insurance premiums under the Insurance Policies, the Lessor shall have the right to pay such premiums on behalf of the Lessee.

(c)	On or before the first day of the Lease Term and thereafter as soon as practicable following any request by the Lessor, the Lessee agrees to furnish to the Lessor a report that includes in respect of each Insurance Policy:

(i)	the certificates of insurances signed by the insurers or their authorised representatives indicating the amount of the cover and the risks covered, confirming that the provisions set out in Clause 12.3(e) are being complied with and declaring that all insurance premiums have been paid; and

(ii)	a certificate signed by a responsible officer of the Lessee stating that such insurance is in accordance with this Clause 12;

(d)	During the occurrence of a Lease Termination Event (other than a Lessor Termination Event referred to in Clause 20.1(d) (Total Loss) or a Lessee Termination Event referred to in Clause 20.2(b) (Lessor breach) or Clause 20.2(c) (DGI Final Approval)) which remains unremedied or unwaived), all transactions and other agreements to be entered into between the Lessee and any insurers relating to the determination of the amount of any damage and any other methods of indemnification for losses under the Insurance Policies which exceed US$7,500,000 are subject to the prior agreement of the Lessor.

(e)	To the extent that such provisions are valid and available on commercially reasonable terms, the Insurance Policies shall provide that:

(i)	the respective interests of each of the Lessor, any Member and any Tax Investor shall not be invalidated by any act or omission by the Lessee; and

(ii)	the cover afforded by such Insurance Policies shall not be affected by the performance of any work on the Assets or by any modification thereto.

(f)	Subject to availability on commercially reasonable terms, the Insurance Policies shall contain obligations on the part of the insurer as follows:

(i)	without prejudice to Applicable Law, to advise the Lessor of any delay in the payment of premiums and not to suspend the agreed cover until one (1) month following receipt by the Lessor of such notice;

(ii)	without prejudice to Applicable Law, to provide the Lessor with one (1) month’s prior notice of any termination, taking of effect of cancellation or material reduction of cover which occurs at the initiative of such insurer;

(iii)	not to exercise any rights against the Lessor, any Member, any Tax Investor, the Security Agent and/or the Lessor Administrators relating to any omission, incomplete information or misrepresentation of the Lessee or any Contractor and, consequently, not to raise in defence against the Lessor, any Member or any Tax Investor nullity, average or lapse in the event of a breach of its obligations committed by the insured subsequent to the loss; and

(iv)	not to avail itself of any clause limiting insurance proceeds to the cost of the Assets in case of the Assets being constructed on the land of others.

(g)	Notwithstanding the preceding provisions of this Clause 12, the Lessor may at any time take out of its own initiative and at its own cost any other insurance that it may desire.

(h)	The Lessee shall obtain and maintain the Insurance Policies and ensure compliance with Applicable Law through participation by insurers licensed in New Caledonia. Reinsurance of Insurance Policies will be arranged by the Lessee and may include reinsurance with insurers operating outside of New Caledonia.

(i)	The Lessee shall declare to the insurer, as the primary named insured, on behalf of all named insured, including the Lessee and the Lessor, all accidents or events likely to give rise to a claim under the Insurance Policies, in the manner provided for in the Insurance Policies.

12.4 The Lessee shall not seek to cancel the Insurance Policies or to introduce any amendment materially reducing the cover thereunder without the prior consent of the Lessor which consent shall not be unreasonably withheld.

13. Total and Partial Loss

13.1 Total Loss

(a)	If, at any time after the Substantial Completion Date, an event occurs which could reasonably be expected to constitute a Total Loss, the Lessee shall notify the Lessor as soon as practicable.

(b)	Within twelve months of the date of the occurrence of an event which gives rise to a Total Loss, the Lessee shall notify the Lessor as to whether or not the Assets will be replaced or re-built.

(c)	Any other event, damage or loss which is not a Total Loss must be repaired or reconstructed pursuant to Clause 13.2 below.

13.2 Partial Loss and Repair

(a)	If at any time after the Substantial Completion Date the Assets or any part thereof suffers damage that does not constitute a Total Loss (a “Partial Loss”), the Lessee shall be required to repair, at its own expense, the damage caused to the Assets and to restore the Assets back to their pre-loss condition, or (subject to the Lessor’s written consent (such consent not to be unreasonably withheld) to an equivalent condition provided that the fitness for purpose of the Assets is maintained.

(b)	The Lessee shall be responsible for all administrative authorisations and all expenses necessary for such reconstruction.

(c)	The repair, reconstruction or reinstatement work shall be performed under the Lessee’s full responsibility, pursuant to a power of attorney (mandat) to be issued to the Lessee by the Lessor.

(d)	Subject to Clause 12.3(a) above and in accordance with the Insurance Policies, the insurance proceeds shall be paid out to the Lessee, which shall use such proceeds to pay for the restoration or reconstruction work, which shall be performed under the supervision of the Lessee. It is agreed that the Lessee alone shall be responsible for all costs (including all Taxes) in connection with the repair or reconstruction work in excess of the amount of such insurance proceeds.

13.3 Upon the occurrence of any fortuitous or force majeure event which does not cause an Abandonment to occur, this Lease shall not be terminated. The Lessee shall remain responsible for the payment of all the Rent on the terms of this Lease, whatever the length of time of the event.

14. Partial Expropriation

14.1 Partial expropriation

(a)	In the event of any partial expropriation of the Assets during the Lease Term which does not constitute a Lessor Termination Event pursuant to Clause 20.1(j), where:

(i)	the non-expropriated portion of the Assets allows the Lessee to continue to conduct the Authorised Activities; and

(ii)	the partial expropriation does not result in the withdrawal of the DGI Final Approval,

this Lease shall continue in full force and effect with regard to the non-expropriated portion of the Assets.

The Rent and the charges payable under this Lease shall be owed in full by the Lessee. The Lessee shall not be entitled to claim any adjustment to, or reduction in, the Rent by reason of the reduction in the Assets.

14.2 Rights of the Lessee

(a)	Clause 14.1 shall be without prejudice to any rights that the Lessee may otherwise be entitled to assert in connection with its indemnification by the expropriating authority, with regard to the total or partial loss of its business (fonds de commerce).

(b)	At its own discretion, the Lessee shall be entitled to exercise such rights exclusively as against the expropriating authority, at its own expense, risk and peril, and without any right of claim or action against the Lessor. The Lessor shall not be entitled to exercise any right against the expropriating authority in respect of the partial expropriation of the Assets.

15. Temporary requisition

(a)	In the event of any temporary requisition or occupation of all or part of the Assets during the Lease Term by any duly-empowered authority or agency which does not constitute a Lessor Termination Event pursuant to Clause 20.1(j), this Lease shall continue in full force and effect, and the Rent shall continue to be due and payable by the Lessee, without any reduction.

(b)	Any requisition or occupation indemnity to be paid in connection with such requisition or occupation of the Assets shall be owed in full to the Lessee.

16. Transfer

Neither Party may sell, assign or transfer (collectively, “Transfer”) in any form its rights and obligations under this Lease without the prior written agreement of the other Party provided that this shall not apply to any Transfer permitted under any Transaction Document.

17. Liens

17.1 The Lessee shall not create nor permit to exist any Liens other than any Permitted Liens over the Assets.

17.2 The Lessee shall not grant or permit to exist any mortgage, lien, pledge, impediment, inscription on a public record in the nature of a security interest or any other type of security interest or lien of any kind over any of its assets or undertaking in respect of any indebtedness for borrowed money (howsoever characterised), unless the Lessor is entitled to share in such security interest pari passu in respect of the Add-Back Indemnity provided that this shall not apply to a security interest granted in respect of the initial financing of the acquisition of an asset, where such financing is limited in recourse solely to the asset acquired.

18. No Waiver

It is hereby formally agreed and understood that the fact that any act of forbearance or waiver that may be made by a Party with regard to the enforcement of this Lease, whatever the frequency and/or the duration thereof, shall, unless expressly provided otherwise in writing, in no event:

(a)	be deemed to constitute any novation or any amendment or any deletion of the provisions of this Lease; or

(b)	operate to confer any rights,

and in each case, except as expressly provided in writing, that Party shall be entitled to put an end to such act of forbearance or waiver, without any prior notice being required.

19. Representations

19.1 The Lessor hereby makes the following representations to the Lessee as at the date of this Lease:

(a)	Status: the Lessor is a groupement d’intérêt économique duly organised and validly existing under the laws of France and the laws applicable in New Caledonia, and it possesses the capacity to sue and be sued in its own name and has the power and authority to carry on its business and to own its assets and has no immunity from jurisdiction;

(b)	Capacity and authority: the Lessor has full legal capacity to execute, deliver and perform its obligations under this Lease and each of the other Transaction Documents to which it is a party and to carry out the transactions contemplated by such documents and all necessary corporate and other action has been taken to authorise the execution, delivery and performance hereof and thereof by the Lessor; and

(c)	Validity, non-conflict: this Lease and each other Transaction Document to which the Lessor is a party:

(i)	has been duly executed and validly delivered by the Lessor and constitutes a valid, legal and binding obligation of the Lessor enforceable against the Lessor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium and similar laws of general application relating to or affecting creditors’ rights; and

(ii)	does not violate any provisions of any law or regulation or any judgment, order or decree of any governmental authority, agency or court having jurisdiction over it.

19.2 The Lessee hereby makes the following representations to the Lessor as at the date of this Lease:

(a)	Status: the Lessee is a société anonyme, or a société par actions simplifiée (as the case may be), duly organised and validly existing under the laws of France acting through its New Caledonian branch in respect of its operations in New Caledonia (and its New Caledonian branch is duly organised and validly existing under the laws applicable in New Caledonia), and it possesses the capacity to sue and be sued in its own name and has the power and authority to carry on its business and to own its assets and has no immunity from jurisdiction;

(b)	Powers and authority: the Lessee has full legal capacity to execute, deliver and perform its obligations under this Lease and each other Transaction Document to which it is a party and to carry out the transactions contemplated by such documents and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance hereof and thereof by the Lessee;

(c)	Binding obligations: the obligations of the Lessee under this Lease and each other Transaction Document to which the Lessee is a party constitute its valid, legal, binding and enforceable obligations, subject to bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium and similar laws of general applicability relating to or affecting creditors’ rights;

(d)	Contraventions: the execution, delivery and performance by the Lessee of this Lease and each Transaction Document to which it is a party does not:

(i)	contravene any applicable law or regulation or any judgment, order or decree of any governmental authority, agency or court having jurisdiction over it;

(ii)	result in any breach of any of the provisions of, or constitute a default under, any agreement or other instrument to which the Lessee is a party or any licence or other authorisation to which it is subject or by which it is bound; or

(iii)	contravene or conflict with the provisions of its constitutional documents (statuts),

in each case, save where such contravention is being contested in good faith, by an appropriate proceeding;

(e)	Insolvency: the Lessee has taken no action nor, to its knowledge, have any steps been taken or legal proceedings been started or threatened against it for winding-up, dissolution, re-organisation, or bankruptcy;

(f)	No default: so far as it is aware the Lessee is not in default under any obligation under any agreement to which it is a party or which is binding on it in a manner or to an extent which could reasonably be expected to have a material adverse effect on the Lessee’s operations or on the Lessor’s or Tax Investors’ rights and obligations except where such default or alleged default is being contested in good faith;

(g)	Litigation: there are no actions, suits or proceedings pending or, to the Lessee’s knowledge, threatened against or affecting the Lessee which would reasonably be expected to have a material adverse effect on the ability of the Lessee to perform its obligations under the Transaction Documents to which it is a party;

(h)	Authorisations: all governmental authorisations, licences, consents, filings and registrations required:

(i)	for the conduct of business trade and ordinary activities of the Lessee (in particular the Operating Permit),

(ii)	for the performance and discharge of the obligations of the Lessee under the Transaction Documents to which it is a party, and

(iii)	in connection with the execution, delivery, validity and enforceability of the Transaction Documents to which it is a party,

have been or, as the case may be, obtained or made, except to the extent that they are not immediately necessary or failure to receive, benefit from or make the same would not have a material adverse effect on the operations of the Lessee;

(i)	Taxes: except as disclosed in writing to the Lessor prior to the date of this Lease: (a) there are no material disputes pending or, to the Lessee’s knowledge, threatened with governmental authorities in respect of the Lessee’s non-payment of Taxes; (b) the Lessee has filed or caused to be filed all Tax returns required; and (c) the Lessee has paid all Taxes due and payable on the returns contemplated by this Clause 19.2(i) except in each case (a) to (c) where (A) the obligation to file or pay is being contested in good faith and by appropriate proceedings, or (B) the failure to file or pay would not have a material adverse effect on the Lessee’s operations or its ability to perform its obligations under the Transaction Documents;

(j)	Environment: the Lessee conducts its operations and assets in New Caledonia and will operate the Assets in compliance with all applicable Environmental Laws except where appropriate remedial action acceptable to appropriate regulatory bodies is being taken; and

(k)	Accounts: the audited financial statements of the Lessee as of and for the period ended December 31, 2003, fairly present in all material respects the financial condition of the Lessee as of the date of such financial statements in accordance with French generally accepted accounting principles, and as of the date of this Lease, except as disclosed in writing to the Lessor (including, without limitation, pursuant to the Disclosure Letter) or as publicly disclosed prior to the date of this Lease, since the date of such financial statements there has been no material adverse change in the financial condition of the Lessee.

The Lessee shall be deemed to repeat the representations in Clause 19.2 (other than (e) (Insolvency), (f) (No default), (g) (Litigation), (i) (Taxes), (j) (Environment) and (k) (Accounts)) on each day of the Lease Term.

20. Termination Events

20.1 Lessor Termination Events

For the purpose of this Lease, the occurrence of any of the following events after the Substantial Completion Date shall be a “Lessor Termination Event”:

(a)	Non-payment: the Lessee does not pay on the due date any amount payable by it under this Lease unless the non-payment is remedied within 10 Business Days of written notice by the Lessor;

(b)	Misrepresentation: a representation or warranty made or repeated by the Lessee in a Transaction Document is incorrect in any material respect when made or repeated and would adversely affect the rights of the Lessor under this Lease;

(c)	Girardin Law’s benefits: any event which results in the withdrawal or deprivation of the DGI Final Approval;

(d)	Total Loss: a Total Loss occurs;

(e)	Abandonment: an Abandonment occurs;

(f)	Unlawfulness: it becomes unlawful for the Lessee to perform or comply with any of its obligations under this Lease or any other Transaction Document;

(g)	Insolvency proceedings or winding up: the Lessee:

(i)	is in a state of suspension of payment (cessation des paiements), has stopped making payments, has given up, by way of payment, a large part of its assets to its creditors or has entered into a voluntary agreement (accord amiable) with some of its creditors which relates to the refinancing of a large part of its indebtedness;

(ii)	becomes subject to a voluntary arrangement procedure (procédure de règlement amiable) or a judicial recovery proceeding (procédure de redressement judiciaire) (and the administrator (administrateur judiciaire) nominated in relation with this proceeding refuses (or is deemed to have refused) the continuation of any one of the Transaction Documents to which the Lessee is a party); or

(iii)	becomes subject to a voluntary or mandatory winding-up;

(h)	Insurance: either:

(i)	the Lessee fails to obtain and maintain, or cause to be obtained and maintained, the Insurance Policies in accordance with Clause 12; or

(ii)	any insurer cancels either of the Insurance Policies described in Clause 12.1(a) or Clause 12.1(b),

provided that such failure shall not constitute a Lessor Termination Event if it continues for a period of not more than fifteen (15) Business Days (such period being extended to twenty (20) Business Days to the extent that the Lessee is in good faith seeking to replace or reinstate any Insurance Policy);

(i) Environmental proceedings:

(i)	a judicial proceeding is taken against the Lessor and/or the Lessee in relation to the Assets with respect to environmental damages in an amount exceeding EUR 50,000,000 which is not contested in good faith by either the Lessor and/or the Lessee as relevant (it being understood that the Lessee may intervene if not named in the proceeding to ensure that the proceeding is being contested), or, if it is contested in good faith, where such contestation is still pending after:

(A)	in the case of a proceeding against the Lessee, five years from its initiation; or

(B)	in the case of a proceeding against the Lessor, two years from its initiation,

except where an expert of international standing appointed jointly by the Parties has delivered an opinion that such judicial proceeding has no realistic prospect of success;

(ii)	a judicial proceeding is taken against the Lessee in relation to any of its other material assets being part of the Plant with respect to environmental damages in an amount exceeding EUR 150,000,000 and which:

(A)	is not contested in good faith by the Lessee (unless such contestation is still pending after five years from its initiation); and

(B)	would affect the capacity of the Lessee to perform its obligations under this Lease;

(j)	Expropriation and requisition: any of the following occurs:

(i)	expropriation by any governmental authority or any local public body acting under governmental authority of all or a substantial part of the Assets; or

(ii)	requisition or occupation of all or a substantial part of the Assets during the Lease Term by any duly-empowered authority or agency for a period exceeding two years;

(k)	Transaction Documents unenforceable or terminated: this Lease or any other Transaction Document is declared in a final judgment to be unenforceable against any party other than the Lessor;

(l)	Cross-default: any of the following occurs:

(i)	a Construction Agreement Termination Event;

(ii)	an acceleration of the Loan Agreement or the Tax Loan Agreement;

(iii)	any continuing event of default under any Transaction Document other than the First Demand Guarantee (as such term is expressly defined under the relevant Transaction Document); or

(iv)	an acceleration under, or early termination of, any Transaction Document (other than the First Demand Guarantee);

(m)	Put option: the exercise by the Members of the Put Option pursuant to clause 2.3(b) of the Put Option Agreement on the Early Option Date;

(n)	Cancellation, expiration or withdrawal of operating and building permits: the Operating Permit or the Building Permit:

(i)	is finally and conclusively cancelled, expired or withdrawn; or

(ii)	is suspended for more than 6 months,

and such cancellation, expiration, withdrawal or suspension has the effect of stopping the operation of the Plant (provided that such final cancellation, expiration, withdrawal or suspension is not contested in good faith and that if such contestation is initiated, it is still pending two years from its initiation);

(o)	Non-compliance with environmental undertakings: the Lessee does not comply on a continuing basis with its obligations under Clause 10.1(a) or 10.1(e) (Environmental risks), except:

(i)	where appropriate, remedial action acceptable to appropriate regulatory bodies is being taken; or

(ii)	where compliance requirements are being contested in good faith by appropriate proceedings (provided that the Lessor may mandate an expert to determine whether the condition in this exception (ii) is satisfied);

(p)	Guarantor Event of Default: the occurrence of a Guarantor Event of Default; or

(q)	Non-compliance with DGI Final Approval: the Lessee or Inco, as the case may be, fails to comply in any material respect with its obligations under the DGI Final Approval which are under its sole control.

20.2 Lessee Termination Events

For the purpose of this Lease the occurrence of any of the following events after the Substantial Completion Date shall be a “Lessee Termination Event”:

(a)	Increased Costs, Taxes: the Lessee determines that the consequences to it of its liabilities in respect of any Increased Cost are excessive;

(b)	Lessor breach: a material breach of the Lessor’s covenants under this Lease;

(c)	DGI Final Approval: the Lessor is in breach of any material requirement imposed on it by the DGI Final Approval which is under its sole and direct control;

(d)	Variation of Assumptions: the consequences to the Lessee of its liabilities in respect of any change of calculation following a variation in the Assumptions have become more onerous than on the Closing Date;

(e)	Tax Indemnity: the obligations of the Lessee under the Tax Indemnity have become materially more onerous than on the Closing Date; and

(f)	Unlawfulness: the Lessor receives a notice in accordance with clause 6.1(a) of the Tax Loan Agreement.

21. Termination

21.1 The Lease Term may be terminated prior to its scheduled expiry date as set out in this Clause 21.1.

(a)	Upon the occurrence of a Lessee Termination Event (other than Lessee Termination Event referred to in Clause 20.2(f)), the Lessee shall have the right to terminate the Lease Term 45 days after the receipt by the Lessor (with a copy to the Tax Investors) of a written notification sent by the Lessee stating that such event has occurred (subject to the relevant Lessee Termination Event continuing unremedied by the Lessor (in the case of Clause 20.2(b) or 20.2(c)) or unwaived by the Lessee).

(b)	Upon the occurrence of a Lessee Termination Event referred to in Clause 20.2(f), the Lessor must immediately notify the Lessee and must keep the Lessee informed of the progress of all discussions held in accordance with clause 6.1(b) and/or (c) of the Tax Loan Agreement. If following those discussions, the Lessor is required to make payment of a Take-Out Amount under the Tax Loan Agreement, then the Lessor must immediately notify the Lessee and the Lease Term shall terminate automatically 5 days after the receipt by the Lessee of such written notification sent by the Lessor stating that the Take-Out Amount is required to be paid (subject to the relevant Lessee Termination Event continuing unremedied by the Lessor or the Lessee having exercised its rights under Clause 21.4 and 21.5).

(c)	Upon the occurrence of a Lessor Termination Event (other than a Lessor Termination Event referred to in Clause 20.1(d) (Total Loss), Clause 20.1(m) (Put option) or Clause 20.1(q) (Non-compliance with DGI Final Approval), the Lessor shall have the right to terminate the Lease Term 45 days after the receipt by the Lessee (with a copy to the Guarantors) of a written notification sent by the Lessor stating that such event has occurred (subject to the relevant Lessor Termination Event continuing unremedied by the Lessee or unwaived by the Lessor).

(d)	Upon the occurrence of a Total Loss the Lessor shall have the right to terminate the Lease Term six months after the receipt by the Lessee (with a copy to the Guarantors) of a written notification sent by the Lessor stating that such event has occurred unless:

(i)	the Lessor has received an undertaking from the Lessee to reinstate the Assets, together with a plan which sets out the intended replacement and reconstruction of the Assets;

(ii)	the Lessor has received written confirmation from the DGI that it will not withdraw the DGI Final Approval, such confirmation to have been given subject to the express conditions that:

(A)	the Lessee reinstates the Assets; and

(B)	the parties to the Transaction Documents are required to continue their participation in the transactions described therein (and in particular, that the Tax Loan Agreement is required to continue in accordance with its terms); and

(iii)	the Lessee has paid to the Tax Investors a fee calculated in accordance with paragraph (6) of Appendix 4 on the basis of the number of the days between the date of the occurrence of the Total Loss and the date of completion of reinstatement of the Assets in accordance with the terms of this Lease.

(e)	Upon the occurrence of a Lessor Termination Event referred to in Clause 20.1(m) (Put option), the Lessor shall have the right to terminate the Lease Term 15 days after the receipt by the Lessee (with a copy to the Guarantors) of a written notification sent by the Lessor stating that such event has occurred (subject to the relevant Lessor Termination Event continuing unremedied by the Lessee or unwaived by the Lessor).

(f)	Following the occurrence of a Lessor Termination Event referred to in Clause 20.1(q) (Non-compliance with DGI Final Approval), the Lessor shall, on giving notice to the Lessee, be entitled to terminate the Lease Term 6 months after the occurrence of such Lessor Termination Event provided that neither of the following has occurred within that 6 month period:

(i)	the Lessee or Inco, as the case may be, remedies the non-compliance of the DGI Final Approval which caused the Lessor Termination Event pursuant to Clause 20.1(q) (Non-compliance with DGI Final Approval) to occur; nor

(ii)	the DGI has not indicated its intention to withdraw the DGI Final Approval (it being acknowledged that on the occurrence of the Lessor Termination Event pursuant to Clause 20.1(q) (Non-compliance with DGI Final Approval), the Lessee will be obliged to notify the DGI as soon as practicable (with a copy to the Lessor)).

21.2	In the event of any termination in accordance with this Clause 21, the provisions of Clause 22 shall apply.

21.3 If Clause 21.1(a) or Clause 21.1(c) applies then during the 45-day grace period during which the default may be remedied the Lessee and the Lessor will meet with a view to maintaining the Transaction and avoiding recapture of the Tax advantages under the DGI Final Approval. If the Lessee and the Lessor agree on a plan to maintain the Transaction and avoid recapture of the Tax advantages under the DGI Final Approval, the grace period of 45 days referred to in Clause 21.1(a) or Clause 21.1(c), as the case may be will be extended in order to allow the implementation of such plan.

21.4 Upon the occurrence of the Lessee Termination Event set out under Clause 20.2(f) in relation to an individual Tax Investor, the Lessee will have the option to require the Lessor to expel the Tax Investor affected by the illegality (if a solution to that Lessee Termination Event is not found in accordance with clause 6.1(c) of the Tax Loan Agreement) by terminating the Tax Loan Agreement as far as that Tax Investor is concerned in accordance with Clause 6.1(c) of the Tax Loan Agreement. If the Lessee chooses to exercise this option it shall notify the Lessor not later than 30 days after receipt of the first notification from the Lessor referred to in Clause 21.1(b). In such case, the Lessor shall promptly notify the Lessee of the Take-out Amount.

21.5 Subject to the Lessee having paid to the Lessor the Take-Out Amount within 5 Business Days from the notification of the Take-out Amount by the Lessor to the Lessee, the Lessee Termination Event will be deemed to have been cured and the Tax Investors not affected by such illegality will continue to perform their obligations under the Transaction Documents.

21.6 Upon the occurrence of a Lessee Force Majeure event, the Lessee shall notify the Lessor as soon as practicable (such notification to include details of the relevant event, the likely effect on the Lessee’s ability to perform its obligations under this Lease and the proposed actions to mitigate the consequences of the event). The Lessor and the Lessee shall consult with each other in good faith and use reasonable endeavours to agree appropriate terms to mitigate the effects of the Lessee Force Majeure event and facilitate the continued performance of this Lease.

22. Payment on Termination – Transfer of Title to the Assets

22.1 On the termination of the Lease Term pursuant to Clause 21, the Lessee shall owe to the Lessor:

(a)	the Termination Value; and

(b)	any other amounts in the relevant currencies which are or become due and payable by the Lessee under this Lease,

together the “Termination Compensation”.

22.2 The Lessee shall pay, or cause the payment of, the Termination Compensation to the Lessor on the Termination Compensation Payment Date. Any amount of the Termination Compensation not paid on its due date for payment shall bear interest at a rate per annum equal to LIBOR (if the unpaid amount is in US$) or at EONIA (if the unpaid amount is in Euro) plus 300 basis points per annum, calculated on the basis of a 360-day year and the exact number of days elapsed from and including the due date to and including the actual date of payment. Without prejudice to Clause 22.4, on payment of the Termination Compensation the Lessor shall transfer title to the Assets to the Lessee and the Lessor undertakes to execute any documentation and take any steps required in order to transfer title to the Assets.

22.3	In the event of termination of the Lease Term following any Lease Termination Event (other than a Lessee Termination Event under Clause 20.2(b) (Lessor breach) or Clause 20.2(c) (DGI Final Approval)) such Lease Termination Event occurring prior to the fifth anniversary of the Substantial Completion Date, the Lessee shall post Lessee Collateral, or cause Lessee Collateral to be posted, for the amount of the Tax Loan Reference TV in the following cases and in accordance with the provisions of Clause 24:

(a)	where the amounts referred to under (a) and (b) of the definition of Termination Value are to be paid on the date falling 6 months after receipt by the Lessor and/or all the Tax Investors of a notification of recapture from the DGI due to the withdrawal of the DGI Final Approval (notification de redressement); or

(b)	where 9 months after termination of the Lease Term (as referred to in the first paragraph this Clause 22.3), the Lessor has not received any notification of recapture from the competent French tax authorities (notification de redressement).

22.4 On the Termination Date the Lessor shall sell the Assets to the Lessee subject to a retention of title (vente avec clause de réserve de propriété), with the payment of the Termination Compensation pursuant to this Clause 22 as full consideration for such sale. The retention of title (vente avec clause de réserve de propriété) shall be released on full and final payment of the Termination Compensation, it being understood that the posting of Lessee Collateral does not constitute full and final payment of the Termination Compensation.

22.5 The Lessor shall transfer the Assets under the ordinary de facto and legal terms and conditions without any warranty to be offered by the Lessor, acting in its capacity as the seller and with its contents and in the “as is” condition of the Assets as at the date of such transfer.

22.6 The Lessee shall bear all the costs, duties, levies and Taxes in respect of the termination of the Lease Term and the transfer of Assets, and the title thereto.

22.7 If the Lessee fails to comply with its obligations under Clause 22 when due for performance, the Lessor shall have available to it all remedies available under this Lease and at law.

23. Add-Back Indemnity

23.1 General Principles and Computation

The Lessee shall indemnify and hold harmless the Lessor or any Member (as the case may be) against any Add-Back Loss (the “Add-Back Indemnity”).

23.2 Payment of Add-Back Indemnity

If any Add-Back Indemnity shall be payable as part of the Termination Compensation then that Add-Back Indemnity shall be paid on the Termination Compensation Date unless Lessee Collateral in an amount not less than the Tax Loan Reference TV has been posted.

For the avoidance of doubt and without prejudice to the obligation of the Lessee to post Lessee Collateral as provided for under Clause 24, the Add-Back Indemnity will at no time be payable by or on behalf of the Lessee unless the Lessor, the Lessee and the Security Agent have received a copy of each of:

(a)	the payment request (demande de paiement avec avis de mise en recouvrement) by the competent French tax authorities, indicating the amount to be paid in accordance with such request or, in the absence of the payment request by virtue of a tax loss position of a Tax Investor, final notification from the competent tax authorities of the amount disallowed by the competent tax authorities (notification de redressement); and

(b)	the letter by which the competent French tax authorities notified withdrawal of the DGI Final Approval (retrait d’agrément).

23.3 Exclusions

The provisions of Clauses 23.1 and 23.2 shall not apply to, and the amount thereof shall exclude any loss incurred or sustained by the Lessor, which is directly caused by (and only to the extent that such loss is directly caused by):

(a)	the gross negligence (faute intentionnelle) or wilful misconduct (dol) of any Tax Investor or any Member;

(b)	any failure of a Tax Investor to make or abandon its Tax Advances in accordance with the Tax Loan Agreement;

(c)	any breach by a Tax Investor or a Member of any requirement imposed on it by the DGI Final Approval that is under its sole control; or

(d)	any material breach by the Lessor of its covenants under this Lease,

it being understood that the exclusions will apply only to that Tax Investor or that Member which has defaulted as provided under Clauses 23.3 (a) to (d) and not to the other Tax Investors or other Members.

The provisions of Clause 23.1 shall not apply to, and the amount thereof shall exclude any loss incurred or sustained by the Lessor which has already been compensated by the payment of the Termination Compensation.

23.4 Conduct of claims

So long as the Lessee Collateral has not been released pursuant to Clause 24.1(d)(ii) or Clause 24.1(d)(iii), the Lessee shall have full rights, at its election and at its own cost, to control the conduct of any proceedings with respect to any claims under the indemnities in this Clause 23, with the Lessor to provide full cooperation with such proceedings and claims, provided that the Lessee and/or Inco as the case may be shall keep the Lessor fully informed of the conduct of such proceedings and shall, where reasonably practicable, consult with the Lessor regarding the conduct of such proceedings.

The Lessee shall provide the Lessor with copies of all correspondence with the DGI in respect of such proceedings.

23.5 Specification

For the avoidance of doubt, it is specified that when a claim is made and paid under this Clause 23, the same claim will not give rise to another payment pursuant to clause 20.4(a) of the Construction Agreement. Further, notwithstanding any other provision of this Clause 23, this Clause 23 (other than this Clause 23.5) shall only be in effect after (but not including) the Substantial Completion Date, except to the extent required to give effect to Clause 20.4(a) of the Construction Agreement prior to the Substantial Completion Date.

24. Collateralisation

24.1 General Principles of Collateralisation

(a)	Procedures for Posting Lessee Collateral

In the event the Lessee is required to post Lessee Collateral under Clause 22.3, it shall post, or shall cause to be posted, Lessee Collateral in an amount at least equal to the Tax Loan Reference TV by no later than the Termination Compensation Payment Date.

In connection with the posting of any Lessee Collateral, the Lessee shall provide an opinion of counsel addressed to the Lessor to the effect that the means of posting constitutes a valid security interest over such Lessee Collateral (or similar opinion taking into account the mechanism used to post the Lessee Collateral). In addition, the chief financial officer of the Lessee shall provide a certificate of solvency in favour of the Lessor.

(b)	Lessee Collateral may be posted by or on behalf of the Lessee

When Lessee Collateral is required to be posted under this Lease, it may be posted by the Lessee or by a third party in its name and on its behalf.

(c)	Use of Lessee Collateral

The Security Agent shall be authorised and directed by the Lessor to apply the Lessee Collateral in satisfaction of any Add-Back Indemnity upon receipt (by the Security Agent or the Lessor) of:

(i)	a copy of the payment request (demande de paiement avec avis de mise en recouvrement) by the competent French tax authorities, indicating the amount to be paid in accordance with such request or, in the absence of the payment request by virtue of a tax loss position of a Tax Investor, final notification from the competent tax authorities of the amount disallowed by the competent tax authorities (notification de redressement); and

(ii)	a letter by which the competent French tax authorities notified withdrawal of the DGI Final Approval (retrait d’agrément.

(d)	Release of Lessee Collateral

The Security Agent shall be required by the Lessor to release Lessee Collateral (or any part remaining after discharge of any amounts in respect of which such Lessee Collateral was posted) on the earliest to occur of:

(i)	full and final discharge of the amounts payable under the Add-Back Indemnity;

(ii)	the first anniversary of the date of posting of the Lessee Collateral, if by such date no request stating the amount of recapture (avis de mise en recouvrement) has been issued by the competent French tax authorities; and

(iii)	if no notification of recapture (notification de redressement) is issued by the competent French tax authorities, the date falling 9 months after the date of posting of the Lessee Collateral,

such date being the “Lessee Collateral Release Date”.

(e)	Maximum amount of collateral

The Parties acknowledge and agree that the Lessor will not be entitled to receive the benefit of any form of collateral in accordance with this Lease (by way of insurance proceeds or a letter of credit in under Clause 12.3 or as Lessee Collateral) which in total exceeds the Tax Loan Reference TV. Accordingly, if the Lessee (or the Security Agent on behalf of the Lessee) receives:

(i)	the value of any insurance proceeds pursuant to Clause 12.3(a)(v) or Clause 12.3(a)(vi) or of any letter of credit pursuant to Clause 12.3(a)(iv) or Clause 12.3(a)(vi); and/or

(ii)	any Lessee Collateral posted in accordance with this Lease,

at any point in time to the value of the Tax Loan Reference TV, notwithstanding any provision of this Lease, the Lessor will have no further entitlement to any insurance proceeds pursuant to Clause 12.3(a)(v) or Clause 12.3(a)(vi) or of any letter of credit pursuant to Clause 12.3(a)(iv) or Clause 12.3(a)(vi) or any Lessee Collateral.

(f)	Investment of Lessee Collateral

The Security Agent shall be required by the Lessor to purchase Eligible Investments with the Lessee Collateral unless the Security Agent is unable to do so in which case the Security Agent shall be required by the Lessor to consult with the Lessee in order to agree how the Lessee Collateral should be invested. Income arising from the Lessee Collateral (including any Eligible Investments) but excluding Taxes (if any) payable on such income shall form part of the Lessee Collateral.

25. Indemnification

25.1 General Indemnity

(a)	Subject to Clause 25.1(b), (c), (d) and (e), the Lessee hereby agrees at all times to indemnify and hold harmless the Lessor for any Loss (including any environmental claim and any amounts which the Lessor is required to pay to any Tax Investor under clause 12 of the Tax Loan Agreement) other than in respect of Taxes, which the Lessor or any Member at any time suffers or incurs, in its capacity as owner of the Assets or Member (respectively), as a result of any third party claim (including but not limited to any claim by subcontractors) and as confirmed by an executory judgment despite appeal (jugement exécutoire malgré l’appel) or a final judgment (jugement ayant acquis l’autorité de la chose jugée) it being understood that the Lessee shall be consulted as to any decision to file or not any appeal and should take the final decision whether or not to file such appeal (each such Loss covered by the indemnity under this Clause 25.1 being an “Operational Loss”) including, but not limited to:

(i)	arising directly or indirectly out of or in any way connected with the purchase, manufacture, ownership, possession, transportation, construction, management, import, export, storage, insurance, sale, control, use or operation, design, condition, testing, delivery, leasing, subleasing, maintenance, repair, service, modification, overhaul, replacement, removal or redelivery of the Assets or any part thereof by the Lessee, the Lessor or any other Person, whether or not such Loss may be attributable to any defect in the Assets or any part thereof or to the design, testing or use thereof or to any maintenance, service, repair, overhaul, or to any other reason (whether similar to any of the foregoing or not), and regardless of when the same shall arise (whether prior to, during, or after termination of, the Lease Term); or

(ii)	arising as a result of any design, article or material in the Assets or any part thereof or the operation or use thereof constituting or being alleged to constitute an infringement of any patent, copyright, design or other proprietary right; or

(iii)	in relation to preventing or attempting to prevent the arrest, confiscation, seizure, taking in execution, impounding, forfeiture or detention of the Assets, or in securing the release of the Assets.

(b)	The indemnification amount (the “Indemnification Amount”) in respect of an Operational Loss incurred or sustained by the Lessor shall be equal to:

(i)	the amount of such Operational Loss; less

(ii)	the net amount (after deducting the reasonable costs or expenses to the Lessor in collecting such amount and any Taxes) paid to the Lessor by any insurer or third party in respect of such Loss; less

(iii)	the amount of any actual reduction in Taxes, or other costs or expenses of the Lessor resulting from such Loss; plus

(iv)	in the event of any cost resulting from Taxes imposed by New Caledonia, France, the State of Delaware, Canada or any other country in which the Lender (or successor or assign) or a New Participant is incorporated and actually borne or incurred by the Lessor by reason of the receipt or accrual of indemnity payments under this Lease, by such additional amount as shall be necessary to ensure that the Lessor actually receives an amount equal to the amount it would have received had no such costs been imposed.

(c)	If, after an Indemnification Amount is paid to the Lessor:

(i)	the Lessor receives from an insurer or a third party any amount in respect of such Operational Loss; or

(ii)	the Lessor realises any benefit resulting from such Operational Loss that, in each case, would have reduced the Indemnification Amount paid in respect of such Operational Loss pursuant to Clause 25.1(b)(ii) or Clause 25.1(b)(iii); or

(iii)	the executory judgment despite appeal on the basis of which the Lessor has received indemnification, is partially or totally invalidated or the appeal decision confirming such judgment, if any, is invalidated and the Lessor receives any amount in this regard, then the Lessor shall without delay repay to the Lessee, as applicable, the net amount so received or the benefit so realised.

If, as a result of an executory judgment despite appeal (jugement éxecutoire malgré appel), the Lessor has made payments to the third party by means of funds made available to it by the Lessee and such payments could be refundable by such third party as a result of a final judgment, the Lessor shall immediately transfer and assign to the Lessee its claim on the third party resulting from such final judgment.

(d)	The Lessee shall pay any Indemnification Amount to the Lessor upon receipt of documentation supporting that Indemnification Amount.

(e)	The provisions of this Clause 25.1 shall not apply to, and the Indemnification Amount shall exclude amounts relating to, any loss incurred or sustained by the Lessor, which is directly caused by (and only to the extent that such loss is directly caused by):

(i)	the gross negligence (faute intentionnelle) or wilful misconduct (dol) of any Tax Investor or any Member;

(ii)	any failure of a Tax Investor to make or abandon its Tax Advances in accordance with the Tax Loan Agreement;

(iii)	any breach by a Tax Investor or a Member of any requirement imposed on it by the DGI Final Approval that is under its sole control;

(iv)	any material breach by the Lessor of its covenants under this Lease; or

(v)	an imposition on the net income of the Lessor,

it being understood that the exclusions set out in paragraphs (i) to (iv) of this Clause 25.1(e) will apply only to that Tax Investor or that Member which has defaulted as provided under paragraphs (i) to (iv) of this Clause 25.1(e) and not to the other Tax Investors or the Members.

25.2	Tax Indemnity

(a)	The Lessee hereby agrees at all times to indemnify and hold harmless the Lessor for:

(i)	specified losses, resulting from payment of a new Tax of any kind or nature, an increase in the rate of an existing Tax other than the rate of French Corporate Income Tax, or total or partial deprivation of a Tax advantage or exemption provided for under the DSF Ruling, in each case imposed by New Caledonia, France, Canada and any other country, or the State of Delaware, in which the Lender (or successor or assign) or a New Participant is incorporated where such event is the result of a Change in Law; and

(ii)	any Tax imposed by New Caledonia which arises from the non-availability (including as a result of any incorrect or incomplete assessment) of:

(A)	the tax treatment set out in the DSF Ruling; or

(B)	the Tax Agreement,

in each case in respect of this Lease, any of the other Transaction Documents or the Assets, or any part or interest therein or in respect of any transaction contemplated by this Lease or any of the other Transaction Documents, including (without limitation) the purchase, ownership, delivery, leasing, use, possession and operation, import to or export from any country, return, storage, maintenance, protection, sale, attempted sale or other disposition of the Assets, or any part or interest therein.

(b)	The Parties shall cooperate to find a position to mitigate the Tax consequences of any incorrect or incomplete New Caledonian tax assessment.

(c)	The Lessee shall pay and discharge or cause to be paid or discharged, as soon as the same become payable all such Taxes and, if requested by the Lessor, produce to the Lessor evidence of the payment and discharge thereof. The Lessor agrees to provide any documentation required to effect the payment or discharge on or prior to the due date.

(d)	The provisions of this Clause 25.2 shall not apply to, and the amount of any indemnity shall exclude any loss incurred or sustained by the Lessor, which is directly caused by (and only to the extent that such loss is directly caused by):

(i)	the gross negligence (faute intentionnelle) or wilful misconduct (dol) of any Tax Investor or any Member;

(ii)	any failure of a Tax Investor to make or abandon its Tax Advances in accordance with the Tax Loan Agreement;

(iii)	any breach by a Tax Investor or a Member of any requirement imposed on it by the DGI Final Approval that is under its sole control;

(iv)	any material breach by the Lessor of its covenants under this Lease; or

(v)	an imposition on the net income of the Lessor,

it being understood that the exclusions set out in paragraphs (i) to (iv) of this Clause 25.2(d) will apply only to that Tax Investor or that Member who will have defaulted as provided under paragraphs (i) to (iv) of this Clause 25.2(d) and not to the other Tax Investors or the Members.

(e)	If, after indemnification in respect of Tax has been paid in accordance herewith to the Lessor, the Lessor receives a Tax credit or refund in respect of such Tax or realises any benefit resulting from the indemnification of such Tax, then the Lessor shall without delay repay to the Lessee the net amount of such credit or refund.

25.3	Conduct of claims

The Lessee and/or Inco shall have full rights, at its election and at its own cost, to control the conduct of any proceedings with respect to any claims under the indemnities in this Clause 25, with the Lessor having to provide full cooperation with such proceedings and claims, provided that the Lessee and/or Inco as the case may be shall keep the Lessor fully informed of the conduct of such proceedings and shall, where reasonably practicable, consult with the Lessor regarding the conduct of such proceedings.

25.4	Mitigation

The Lessee and the Lessor shall use their reasonable endeavours to avoid and mitigate all Operational Losses, Tax Losses and Add-Back Losses, including the Lessee making expenditure of funds and taking action which results in incurring costs. The Lessor is not obliged to take any steps under this Clause 25.4 if, in the opinion of the Lessor (acting reasonably), to do so might require it, or any Member, to expend funds.

25.5	Specification

For the avoidance of doubt, it is specified that when a claim is made and paid under Clause 25, the same claim will not give rise to another payment pursuant to clause 25 of the Construction

Agreement. Further, notwithstanding any other provision of this Clause 25, this Clause 25 (other than this Clause 25.7) shall only be in effect after (but not including) the Substantial Completion Date.

25.6	Consequences of syndication

Notwithstanding any provision of this Lease to the contrary, it is agreed that the Lessee shall not be affected by, or required to contribute to any Loss deriving solely or directly from the syndication mechanism, as described in the letter from Capstar Partners dated 15 October 2004, as approved by the DGI on 19 October 2004.

26. Purchase Option

26.1 In accordance with the provisions of Article L.313-7 (second paragraph) of the French Code Monétaire et Financier, the Lessor hereby undertakes, for the benefit of the Lessee, to sell to the Lessee, at the election of the Lessee (the “Purchase Option”) the Assets contemplated in this Lease on the terms set out in this Clause 26.

26.2	The Lessee shall be entitled to request the exercise of the Purchase Option:

(a)	upon the expiration date of the Lease Term; or

(b)	on the fifth (5th) anniversary date of the Substantial Completion Date and thereafter on each semi-annual anniversary of the Substantial Completion Date.

26.3 The exercise of the Purchase Option must be requested by registered letter with return receipt requested sent to the Lessor:

(a)	no less than twenty (20) days and no more than ninety (90) days in advance, in respect of a request for exercise between the fifth (5 th ) anniversary of the Substantial Completion Date and eleventh (11 th ) anniversary of the Substantial Completion Date; or

(b)	three (3) months prior to the expiration date, in respect of a request for exercise upon the end of the Lease Term.

26.4 The exercise of the Purchase Option is subject to the full and complete performance by the Lessee of all of its obligations under this Lease that have fallen due for performance by the date of exercise of the Purchase Option.

26.5 The purchase of the Assets by the Lessee shall be:

(a)	recorded under a notarised agreement (to the extent required under Applicable Law in New Caledonia) and all the charges, duties, levies, Taxes and fees (if any) in connection with such purchase shall be borne by the Lessee; and

(b)	under the ordinary de facto and legal terms and conditions without any warranty to be offered by the Lessor, acting in its capacity as the seller and with its contents and in the “as is” condition of the Assets as at the date of such transfer.

The Lessor undertakes to execute any documentation and to take any steps required to effect such purchase and the transfer of the Assets.

26.6 The purchase price shall be calculated in accordance with Annex 10 of Appendix 3. The Lessor agrees that the Lessee will be deemed to have paid the amounts described in paragraphs (a) and (b) of the definition of Termination Value if the Lessee, or another Person acceptable to the Lender, executes an assumption (novation) of all amounts, whether actual or contingent, payable by the Lessor to the Lender under the terms of the Loan Agreement (such assumption having been consented to by the Lender in accordance with Clause 21 of the Loan Agreement).

26.7 It is expressly agreed and understood that the Lessor alone shall be bound by this Purchase Option, which is accepted by the Lessee as a mere option (promesse).

26.8 For the avoidance of doubt, the Parties agree that upon payment of the purchase price under Clause 26.6, the Lease Term will terminate.

27. DGI Process

27.1 Upon the earlier of the receipt by the Lessor and/or any Tax Investor or by the Lessee and/or Inco of:

(a)	a notification from the DGI; and

(b)	any information, either oral or in writing, to the effect that the DGI is considering withdrawing the DGI Final Approval and/or a reassessment of all of the Tax Investors in relation to the transactions contemplated by this Lease and the other Transaction Documents,

(a “Global Reassessment” and the date of such receipt being the “DGI Notice Date”) the Lessor will promptly notify the Lessee, or the Lessee will promptly notify the Lessor, as the case may be, of such occurrence and provide details as to the steps which it is considering in relation thereto, in particular as to any written response it may be required to provide to the DGI (including, where applicable, providing a written response to the French tax authorities within the prescribed 30-day period).

27.2 Upon receipt from the DGI of any official notice of the DGI’s decision to withdraw the DGI Final Approval (notification de retrait d’agrément):

(a)	the Lessor and the Lessee shall cooperate in their dealings with the DGI regarding the withdrawal of the DGI Final Approval (notification de retrait d’agrément);

(b)	the Lessee will be entitled to require that the Lessee and Inco shall have the right to attend all discussions and meetings with the DGI (to the extent permitted by the DGI);

(c)	without prejudice to the provisions of Clause 25.3, the Lessee may request, acting reasonably and in good faith, having due regard to the interests of the Tax Investors and the Lessor, that the Lessor dispute the withdrawal of the DGI Final Approval by appropriate judicial proceedings and the Lessor shall not enter into any settlement with the DGI related to such withdrawal of the DGI Final Approval or Global Reassessment without the prior written approval of Inco (not to be unreasonably withheld).

The rights of the Lessee and Inco under this Clause 27.2 shall cease on the delivery of a final non-appealable court decision confirming the withdrawal of the DGI Final Approval.

28. Conditions Precedent

The rights and obligations of the Parties under this Lease are subject to the satisfaction of the following conditions:

(a)	a DGI Final Approval satisfactory to each of the Tax Investors, the Lessee and Inco shall have been obtained from the DGI;

(b)	DSF Ruling satisfactory to each of the Tax Investors, the Lessee and Inco shall have been obtained from the DSF;

(c)	a Canadian tax ruling, satisfactory to the Lessee and Inco shall have been obtained from the Canadian tax authorities;

(d)	the execution of the Transaction Documents acceptable both in form and substance to all parties to the Transaction Documents;

(e)	a legal opinion issued by the Lessee’s metropolitan France counsel with respect to the corporate status of the Lessee acceptable to all parties to the Transaction Documents;

(f)	a legal opinion issued by the counsel of each Guarantor party to the Transaction Documents at the Closing Date with respect to the corporate status of such Guarantor acceptable to all parties to the Transaction Documents; for Inco, such opinion may be issued by its internal lawyer;

(g)	a legal opinion issued by the counsel of each Guarantor party to the Transaction Documents at the Closing Date confirming that the obligations undertaken under the First Demand Guarantee and the Cautionnement are enforceable against such Guarantor under the laws of its place of incorporation addressed to the Lessor and the Tax Investors (collectively the “Addressees”) as well as to the Lessee;

(h)	a legal opinion issued by the Lessor’s New Caledonian counsel (a) with respect to the corporate status of the Lessor and (b) confirming that no provisions of the Transaction Documents to which the Lessor is party contravenes with New Caledonian laws and regulations, addressed to and acceptable to all parties to the Transaction Documents;

(i)	a legal opinion issued by the Lessor’s metropolitan France counsel confirming that all Transaction Documents entered into by all parties to the Transaction Documents are legal, valid and binding in accordance with their terms, addressed to the Addressees and with a copy to the Lessee who will not be entitled to rely on it; and

(j)	approvals by the boards of directors of each of Inco and the Lessee of the terms of, and the transactions contemplated by the Transaction Documents.

29. Consent Rights

29.1 Consent Rights Regarding Management of the Lessor

Except where (x) the Lessor is required to do so by law or (y) a Lessor Termination Event has occurred and is continuing, the Lessor shall obtain the consent of the Lessee prior to undertaking any of the following events, which consent shall not be unreasonably withheld (each such required consent being a “Consent Right”):

(a)	any changes in the by-laws of the Lessor or any change in the corporate object of the Lessor (except provisions regarding the new entrance and exit of Tax Investors, the sharing of interests in the Lessor, provided that this will not affect the “special purpose vehicle” nature and bankruptcy remoteness of the Lessor);

(b)	any sale or encumbrance of any of the Assets or any debt rescheduling other than as contemplated in the Transaction Documents;

(c)	incurrence of any indebtedness or obligations in excess of 30,000 Euro per annum other than as contemplated by (and in connection with) the Transaction Documents; it being provided that as regards any liability which may be incurred without the Lessee’s prior consent, the Lessor shall undertake to cause such liabilities to be extinguished whenever an option is exercised under the Put Option Agreement or the Call Option Agreement;

(d)	any amendment to any of the Transaction Documents subject to the provisions of Clause 29.1(a);

(e)	any decision to liquidate the Lessor, enter into insolvency proceedings, corporate reorganisation, agreement with creditors or similar arrangement or proceeding; and

(f)	settlement of litigation or claims.

29.2 Lessor financial information

Upon request, the Lessor will provide its audited annual reports to the Lessee no later than 30 June of each year and will provide its unaudited annual report to the Lessee by not later than 15 February in each year.

The Lessor shall provide a list of the Lessor’s transactions for the most recently completed financial quarter within 15 days of the end of each such financial quarter.

The Lessor shall also provide such other information regarding the Lessor’s financial condition or operations as may be reasonably requested by the Lessee in connection with the preparation of Inco’s or the Lessee’s financial statements. If so required to ensure compliance with Inco Limited’s regulatory reporting requirements, the Lessee shall be entitled, at its own expense and upon reasonable notice, to carry out an audit of the Lessor. The Lessee shall ensure that any such audit is carried out in a manner that minimises disruption to the Lessor.

30. Waiver of Recourse

30.1 Subject to the Exceptions, the Lessee hereby expressly waives any recourse for any sum, against the Members, in the event of default by the Lessor in the performance of its obligations under this Lease.

30.2 The Lessee hereby undertakes to limit any recourse for any sum, against the Lessor to the Assets and any rights and claims the Lessor may have with respect to the Assets, in the event of default by the Lessor in the performance of its obligations under this Lease.

30.3 The Lessee acknowledges and agrees that the undertakings contained in this Clause 30 constitute an express, irrevocable waiver of the provisions of article L.251-6 of the French Commercial Code. In consequence thereof, the Lessee hereby undertakes, subject to the Exceptions, to refrain from invoking against any or all of the Members, the capacity of Members with liability on their own assets for the debt of a groupement d’intérêt économique, before any jurisdiction with respect to the obligations of the Lessor under this Lease.

30.4 The Lessee hereby undertakes to refrain from taking any action (including the filing of any claim, petition or motion) with a view to the opening of any of the following proceedings against the Lessor or any or all of the Members:

(a)	designation as a debtor unable to pay its debts as and when they become due (cessation de paiements);

(b)	judicial reorganisation (redressement judiciaire) or judicial liquidation (liquidation judiciaire) pursuant to articles L. 620-1 and subsequent of the French Commercial Code; or

(c)	any other action with respect of the insolvency, winding-up, dissolution, administration, liquidation, rehabilitation, composition, or any equivalent or analogous proceedings in France or any other jurisdiction or for an arrangement, adjustment, composition, protection or relief from creditors’ action.

31. Amendments

This Lease may only be amended with the written agreement of each Party.

32. Partial Invalidity

In the event that one of the provisions of this Lease is invalid or becomes impossible to perform, such event will not affect the validity or performance of any other provision of this Lease.

33. Confidentiality

The Parties shall treat the terms of this Lease and all information provided under or in connection with the Transaction, this Lease and each other Transaction Document (“Confidential Information”) as confidential and shall not disclose Confidential Information without the prior written consent of the other Party, save that consent shall not be required for disclosure:

(a)	to directors, employees or affiliates of a Party, provided that they in turn are required by that Party to treat the Confidential Information as confidential in favour of the other Party on terms substantially the same as those set out in this Clause 33;

(b)	to persons professionally engaged by a Party to the extent required in relation to such engagement, provided that they in turn are required by that Party to treat the Confidential Information as confidential in favour of the other Party on terms substantially the same as those set out in this Clause 33;

(c)   to the extent required by any competent authority having jurisdiction over a Party;

(d)	to any bank, insurance company, other financial institution or rating agency to the extent required in relation to the financing or insuring of the business activities of a Party, provided that the bank, insurance company, or other financial institution or rating agency, as the case may be, is required by that Party to treat the Confidential Information as confidential in favour of any of the other Party on terms substantially the same as those set out in this Clause 33;

(e)	to the extent required by any Applicable Law, judicial process or the rules and regulations of any recognised stock exchange, or to any expert or arbitrator to the extent necessary for the resolution of any dispute arising under this Lease;

(f)	to any intending assignee of the rights and interests of a Party under this Lease or to a person intending to acquire an interest in a Party or that Party’s affiliate provided that the intending assignee or acquirer in turn is required by that Party to treat the Confidential Information as confidential in favour of any of the other Party on terms substantially the same as those set out in this Clause 33; and

(g)	to the extent that the Confidential Information is in or lawfully comes into the public domain other than by breach of this Clause 33.

34. Choice of Law - Jurisdiction Clause

34.1 This Lease is governed by French law.

34.2 Subject to any specific provisions of this Lease, and to any mandatory legal provisions that may apply, the Parties agree to submit to the jurisdiction of the relevant courts located within the geographical jurisdiction of the Cour d’Appel (Court of Appeal) of Paris, in connection with any and all proceedings and procedures (other than actions in rem).

34.3 In addition, the Courts of Paris shall have exclusive jurisdiction, even in the event of an impleader (appel en garantie), plurality of defendants or motion on a point of law (demande incidente).

35. Costs and Expenses

35.1 All the costs, expenses, duties and fees of this Lease arising after the Closing Date, and all those that may arise in connection with, or as a consequence of, this Lease and incurred after the Closing Date, shall, to the extent that they are not Implementation Costs, be borne by the Lessee, which hereby agrees to pay them.

35.2 The Lessee shall pay within 3 Business Days of demand by the Lessor, any amount which the Lessor is required to pay:

(a)	to the Tax Investors:

(i)	under clause 6.2 (Increased Costs) of the Tax Loan Agreement;

(ii)	under clause 12 of the Tax Loan Agreement; or

(iii)	under clause 21 of the Tax Loan Agreement;

(b)	to the Lender:

(i)	in respect of Increased Costs; or

(ii)	under clause 19 of the Loan Agreement,

provided that the Lessee shall not be required to pay such amounts which is the Lessor is required to pay if such amounts are Implementation Costs or would not be recoverable by the Lessor under this Lease.

35.3 All the costs, expenses and Taxes relating to the Lease payable in connection with the publicity formalities of the Lease to the Tribunal de Commerce shall be borne by the Lessee together with, if any, any costs, expenses and Taxes relating the publicity formalities to the local mortgages registry.

36. Notices

(a)	Any notice or other communication under, or in connection with, this Lease shall be in writing and signed by or on behalf of the Party giving it and shall be deemed to have been properly served if delivered personally, or by post or facsimile transmission to the following address or facsimile number:

Lessor:

BNP Paribas Nouvelle Calédonie
37 avenue Henri Lafleur
BP K3, 98800 Nouméa cedex, Nouvelle Calédonie

Fax: +687.25.84.59
Attention: Bernard Monteilh

And copied to

BNP Paribas-Capstar Partners
37 place du Marché Saint Honoré
75031 Paris Cedex 01, France
Facsimile number: +33 1 42 98 12 03
Attention: Khalid Ammari

Lessee:

Goro Nickel S.A.
7 bis, rue Suffren, BP218
98845 Nouméa Cedex, New Caledonia
Fax number: +687 273 710
Attention: Président Directeur Général

And copied to

Goro Nickel
38, rue du Colisée
75008 Paris, France
Attention: Directeur Général Délégué
Facsimile number: +33 1 45 63 29 97

And copied to:

Address: Inco Limited
145 King Street West
Toronto, ON, M5H 4B7, Canada
Fax number: +1 416 361 7788
Attention: Office of the Secretary

or to such other address or facsimile number as the recipient may have notified to the other Party in writing.

(b)	Proof of posting or despatch of any notice or other communication shall be deemed to be proof of receipt:

(i)	in the case of a letter sent by post, at 10.00 a.m. on the tenth (10th) Business Day after posting;

(ii)	in the case of a facsimile transmission, at 10.00 a.m. on the Business Day immediately following the date of despatch; and

(iii)	in the case of a letter delivered by hand, immediately upon delivery.

(c)	References in Clause 36(b)(i) and (ii) to time are to local time in the country of the addressee.

(d)	A Party may notify the other Party of a change to its name, relevant addressee, address or facsimile number for the purposes of this Clause 36, provided that such notice shall only be effective on the date specified in the notice as the date on which the change is to take place; or if no date is specified or the date specified is fewer than five Business Days after the date on which notice is given, the date which is five Business Days after the date on which notice of change is given.

Made and executed in Paris,

In three (3) originals, one of which will be used for the purposes of registration with the Register of Commerce and Companies.

On December 30, 2004.

/s/ Yves Roussel	/s/ Khalid Ammari

Goro Nickel S.A.	GNiFi

Name: Yves ROUSSEL	Name: Khalid AMMARI

Position: Directeur Général Délégué	Position:

APPENDIX 1

DEFINITIONS

Abandonment	means:

(a)	at any time after the Substantial Completion Date, (i) the Lessee voluntarily ceases to perform all or substantially all operational activities of the Assets without interruption for a period of 180 days, (ii) the Lessee issues at the end of such period a notice addressed to the Lessor (A) informing the Lessor of such cessation and (B) indicating its intention to either abandon or resume all or substantially all operational activities of the Assets (the “Cessation Notice”), (it being understood that the Lessee undertakes to issue such Cessation Notice at the end of such period referred to in part (a)(i) of this definition), and (iii) in the case where the Lessee has indicated its intention to resume all or substantially all operational activities of the Assets, the Lessee has not resumed all or substantially all operational activities of the Assets within a period of 180 days of the date of the Cessation Notice. For the purposes of this definition, the Lessee shall be deemed not to have voluntarily ceased to perform operational activities of the Assets if such cessation is caused by the Lessee Force Majeure ; or

(b)	as a result of Lessee Force Majeure:

(i)	the Lessee ceases to perform all or substantially all operational activities of the Assets without interruption for a period of 360 days;

(ii)	the Lessee issues at the end of such period a notice addressed to the Lessor:

(A)	informing the Lessor of such cessation; and

(B)	indicating its intention to either abandon or resume all or substantially all operational activities of the Assets (the “FM Cessation

Notice”), (it being understood that the Lessee undertakes to issue such FM Cessation Notice at the end of such period referred to in part (b)(i) of this definition); and

(iii)	in the case where the Lessee has indicated its intention to resume all or substantially all operational activities of the Assets, the Lessee has not taken demonstrable steps to resume all or substantially all operational activities of the Assets within a period of 180 days of the date of the FM Cessation Notice.

Add-Back Indemnity	has the meaning given to it in Clause 23 of this Lease.

Add-Back Loss	means the amount determined as:

(a)	the lesser of (x) the Tax Loan Reference TV and (y) the amount actually paid by the Tax Investors to the DGI (excluding interest and penalties) due to the loss of deductions under Article 217 undecies et duodecies of the CGI following withdrawal of the DGI Final Approval (retrait d’agrément); plus

(b)	penalties and late payment interest (intérêts de retard), if any, imposed by the French tax authorities,

excluding for the purposes of the calculation of (y) any amount paid or incurred by a Tax Investor, as the case may be, to the DGI due to the loss of deductions under Article 217 undecies et duodecies of the CGI following withdrawal of the DGI Final Approval (retrait d’agrément) to the extent that the Tax Investor was required to pay such amount as a direct result of:

(i)	the gross negligence (faute intentionnelle) or wilful misconduct (dol) of such Tax Investor;

(ii)	any failure of such Tax Investor to make or abandon its Tax Advances in accordance with the Tax Loan Agreement; or

(iii)	any breach by such Tax Investor of any

requirement imposed on it by the DGI Final Approval that is under its sole control,

in each case which occurred prior to the relevant Lease Termination Event.

Administrative
Authorisations	has the meaning given to it in the Construction Agreement.

Appendix	means an appendix to this Lease.

Applicable Law	means, with respect to any Person or any property or asset, all laws, ordinances, codes, rules, regulations, orders, writs, injunctions, decrees or rulings of any governmental authority and all governmental authorisations applicable to or binding on such Person (or its properties or assets) or to such property or asset from time to time.

Assets	means the assets listed in Appendix 2 and any equipment or assets which are comprised in the assets listed in Appendix 2.

Assumptions	means the assumptions set out in Appendix 3.

Authorised Activities	has the meaning given to it in Clause 5.1.

Building Permit	has the meaning given to it in the Construction Agreement.

Business Day	means a day, other than a Saturday or Sunday, on which banks are open for general business in Paris, Nouméa, Toronto and New York, and (on any day on which it is necessary to calculate EONIA) Brussels and (on any day on which it is necessary to calculate LIBOR) London.

Call Option Agreement	means the agreement so named between each Member, Inco and the Lessee dated on or about the date of this Lease.

Cautionnement	means the cautionnement solidaire dated on or about the date of this Lease between Inco and the Security Agent (on behalf of the Lessor) and each other cautionnement solidaire entered into pursuant to that cautionnement solidaire.

CGI	means the Code Général des Impôts.

Change in Law	means any change in, deletion from, amendment or addition to or introduction of, any Applicable Law or regulation or official directive or any change in the interpretation or administration of any thereof by any court, tribunal or other binding competent authority in each case from that existing as at the date of this Lease.

Clause	means a clause of this Lease.

Closing Date	means 30 December 2004.

Consent Right	has the meaning given to it in Clause 29.1.

Construction Agreement	means the construction agreement dated on or about the date of this Lease between the Lessor (as owner) and the Lessee (as project manager).

Construction Agreement Termination Event	has the meaning given to it in the Construction Agreement.

Contractor	has the meaning given to it in the Construction Agreement.

Definitive Acceptance Certificate	has the meaning given to it in the Construction Agreement.

Delegations	means each of the Rentals Delegation and the Termination Value Delegation.

DGI	means the French Direction Générale des Impôts.

DGI Final Approval	means the letter from the DGI to BNP Paribas-Capstar Partners dated 30 December 2004 and the decision (decision d’ agrément) attached thereto, as set out in Appendix 9, together with the other decisions referred to in such letter and decision.

Disclosure Letter	means the letter from Inco to, among others, the Lessor dated on or about the date of this Lease.

DSF	means the Direction des Services Fiscaux of New Caledonia.

DSF Ruling	means the letter dated 7 December 2004 issued by the DSF to the Lessee under designation number CS04-7000-000597.

Early Option Date	has the meaning given to it in the Put Option Agreement.

Eligible Investments	means:

(a)	debt securities denominated in Euro issued or fully guaranteed or fully insured by any of the United States of America, France or Canada, having maturities of 12 months or less from the date of acquisition which are rated at least A-1 by Standard & Poor’s Ratings Group and P-1 by Moody’s Investors Service, Inc.;

(b)	certificates of deposit of, or time deposits or overnight bank deposits denominated in Euro with, any commercial bank whose short-term securities are rated at least A-1 by Standard and Poor’s Rating Group and P-1 by Moody’s Investors Service, Inc. having maturities of 12 months or less from the date of acquisition;

(c)	commercial paper of, or money market accounts or funds denominated in Euro with or issued by, an issuer rated at least A-1 by Standard & Poor’s Ratings Group and P-1 by Moody’s Investors Service, Inc. and having maturities of 12 months or less from the date of acquisition (provided that an investment in any one such company, money market or fund, may not exceed 10,000,000 Euro);

(d)	medium term fixed or floating rate notes denominated in Euro of an issuer rated at least A-1 by Standard & Poor’s Rating Group and P-1 by Moody’s Investors Service, Inc. at the time of acquisition and having maturities of six months or less from the date of acquisition;

(e)	such other securities (if any) as may be agreed between the Lessor and the Lessee.

Environmental Law	has the meaning given to it in the Construction Agreement.

EONIA (European	means:
Overnight Index
Average)	(a)	on any Business Day, the percentage rate per annum determined by the Fédération Bancaire de l’Union Européenne (FBE) displayed on the Telerate screen at page 247 (or on any other page which replaces it) at 19h00 (Brussels time) on the relevant Business

Day (in Brussels) during which deposits in Euro are offered on the Euro–Zone interbank market; or

(b)	in the case that on any given Business Day, the average set out in paragraph (a) above is not displayed, the average daily rate determined by the Tax Investors Agent, equal to the arithmetic average, rounded upwards to the 1/16th of one per cent. of the rates which have been communicated by at least two of the Reference Banks and which are trading on the interbank market in Paris at 11h00 on that Business Day quoted to lending banks in the European interbank market for the offering of deposits in Euro.

Equipment	means any item of equipment or machinery which is part of the Assets.

Euro	means the lawful currency of the member states of the European Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union.

Exception	has the meaning given to it in the Intercreditor Agreement.

Final Completion Date	has the meaning given to it in the Construction Agreement.

First Demand Guarantee	means the first demand guarantee dated on or about the date of this Lease between the Security Agent (on behalf of the Tax Investors) and Inco and each other first demand guarantee entered into pursuant to that first demand guarantee.

French Civil Code	means the French Civil Code in effect and as it may be lawfully amended.

French Commercial Code	means the French Commercial Code in effect and as it may be lawfully amended.

French Corporate Income Tax	means any tax, contribution or assessment levied by France on the Taxable Base or other corporate net income of a Person (other than an individual) with a registered place of business in metropolitan France (expressing such additional contributions or assessments as a percentage rate on such Person’s Taxable Base or on the corporate income tax itself).

General Indemnity	means the indemnity provisions set out in Clause 25.1 of this Lease.

Girardin Law Guarantor	means the French tax legislation relating to Dom-Tom investments. means Inco and each New Participant.

Guarantor Event of Default	has the meaning given to it in the First Demand Guarantee.

Hazardous Material	has the meaning given to it in the Construction Agreement.

Implementation Costs	has the meaning given to it in the Tax Loan Agreement.

Inco	means Inco Limited, a Canadian corporation having its registered office at 145 King Street West, Toronto, ON, M5H 4B7, Canada.

Increased Cost	has the meaning given to it in the Loan Agreement.

Indemnification Amount	has the meaning given to it in Clause 25.1(b).

Indemnities	means together the General Indemnity, the Tax Indemnity and the Add-Back Indemnity, and “Indemnity” means any of them.

Insurance Policies Intercreditor Agreement	means the insurance policies specified in Clause 12.1.

means the agreement so named dated on or about the date of this Lease between, among others, the Lessor, the Lessee, each Tax Investor, each Member, the Lender, each Guarantor and the Security Agent.

Interest Payment Date Land	has the meaning given to it in the Loan Agreement. means the real property in New Caledonia on which the Assets are to be located.

Lease Assignment	means the assignment, dated on or about the date of this Lease, between the Lessee and the Lessor, of the rights and obligations over the Land as vested in the Lessee under the Long-term Lease.

Lease Term	has the meaning given to it in Clause 2.2.

Lease Termination	means a Lessee Termination Event or a Lessor Termination

Event	Event.

Lender	means Goro Funding, LLC, a limited liability company formed under the laws of the State of Delaware.

Lessee Collateral	means a cash deposit into an account in the name of the Security Agent on behalf of the Lessor subject to the terms of a gages espèces in form and substance satisfactory to the Lessor.

Lessee Collateral Release Date	has the meaning set out in Clause 24.1(d).

Lessee Force Majeure	means:

(a)	the concept of force majeure such as defined under French law and construed under French jurisprudence, being an unforeseeable (“imprévisible”), external (“extérieur”) event or circumstance that is beyond the control of the Lessee which it could not have avoided or overcome (irrésistible) and which makes it impossible for the Lessee to construct and/or operate all or substantially all of the Assets and including, without limitation, events such as for example climatic events, civil war, revolution, acts of war or terrorism;

(b)	the events mentioned in the DGI Final Approval including unforeseeable major technological and technical difficulties beyond the control of the Lessee and Inco provided that such difficulties are confirmed by an independent expert; or

(c)	strikes.

Lessee Termination Event	has the meaning given to it in Clause 20.2.

Lessor	has the meaning given to it in the Preamble.

Lessor Adminstrators	means the administrators of the Lessor as appointed under its by-laws.

Lessor Termination Event	has the meaning given to it in Clause 20.1.

LIBOR	means:

(a)	the British Bankers Association Interest Settlement Rate for the offering of deposits in US$ for the relevant period as displayed on the appropriate page of the Telerate screen at 11.00 (London time) on the relevant Business Day; or

(b)	if no rate is available on Telerate for US$ for the relevant period, the average daily rate determined by the Tax Investors Agent, equal to the arithmetic average, rounded upwards to the 1/16th of one per cent. of the rates which have been communicated by at least two of the Reference Banks and which are trading on the interbank market in London at 11.00 (London time) on that Business Day quoted to lending banks in the London interbank market for the offering of deposits in US$.

Lien	means, with respect to the Assets (whether consensual or not or arising from contract, law or otherwise), any mortgage, lien, pledge, impediment, inscription on a public record of the nature of a security interest or any other type of security interest or lien of any kind relating to the Assets.

Loan Agreement	means the agreement so named dated on or about the date of this Lease between the Lender, as lender, and the Lessor, as borrower.

Long-term Lease	means the “bail emphytéotique” dated 7 December 2004 between the Lessee, as lessee, and New Caledonia, as lessor.

Loss Member	means any loss, liability, claim, damage, cost or expense. means each member of the Lessor (or any successor or assign of such member).

Mortgage	means the mortgage that may be entered into between the GIE and the Tax Investors on the part of the Long-term Lease assigned under the Lease Assignment.

New Participant	means a Person who is a “New Participant” as defined under the First Demand Guarantee and the Cautionnement.

Operational Loss	has the meaning given to it in Clause 25.1.

Operating Permit	has the meaning given to it in the Construction Agreement.

Partial Loss	has the meaning given to it in Clause 13.2

Permitted Liens	means:

(a)	the respective rights and interests of the Parties and the parties to all contracts referred to in this Lease;

(b)	liens of the Public Treasury that are being contested in good faith and by appropriate proceedings duly conducted, so long as such proceedings do not: (i) involve any danger of foreclosure, forfeiture or loss of the Assets, or any part thereof or interest therein or any substantial danger of the sale of the Assets or any parts thereof or interest therein; or (ii) interfere with the enjoyment, possession or development of the Assets or any part thereof or rights therein; and

(c)	the liens of architects, contractors, masons and all other workmen employed for the construction of the Assets or for any Work or modifications or arising in the ordinary course of business for amounts that are not more than 30 days past due or which are being contested in good faith by appropriate proceedings.

Person	means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organisation, governmental entity (whether or not having separate legal personality).

Plant	means the nickel-cobalt processing plant comprising a portion of the Project.

Preamble	means the preamble of this Lease which forms an integral part of this Lease.

Project	means the nickel-cobalt mine, Plant and supporting infrastructure being constructed, and to be operated, by the Lessee in the South Province of New Caledonia.

Project Manager	has the meaning given to it in the Construction Agreement.

Public Treasury	means the Trésor Public.

Purchase Option	has the meaning given to it in Clause 26.1.

Put Option	has the meaning given to it in the Put Option Agreement.

Put Option Agreement	means the agreement of that name between each Member, Inco, and the Lessee dated on or about the date of this Lease.

Reference Banks	means Société Générale, HSBC-CCF and Natexis Banques Populaires and such other bank as or banks as may be appointed as such by the Lessor in consultation with the Lessee.

Rent	means the rental instalments due by the Lessee to the Lessor under Clause 6.

Rent Payment Schedule	means the schedule set out in Appendix 5.

Rentals Delegation	means the delegation of claims (acte de délégation imparfaite) dated on or about the date of this Lease and entered into between the Lessor, as grantor (délégant), the Lessee, as delegated debtor (débiteur délégué), and the Lender as beneficiary (délégataire) pursuant to which the Lessor delegates the Lessee to the Lender with respect to the Lessor’s rights and claims relating to the Rent.

Request for DGI Final Approval	means the request for approval of the Transaction filed with the DGI and pursuant to which the DGI Final Approval is to be issued.

Security	has the meaning given to it in the Intercreditor Agreement.

Security Agent	means the security agent appointed by the Tax Investors, the Lessor and the Lender under the Intercreditor Agreement and acting for them on their behalf.

Substantial Completion	has the meaning given to it in the Construction Agreement.

Substantial Completion Date	has the meaning given to it in the Construction Agreement.

Take-out Amount	has the meaning given to it in the Tax Loan Agreement.

Tax or Taxes	means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, national or supranational, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation customs duties, social security contributions and any payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto.

Tax Advance	has the meaning given to it in the Tax Loan Agreement.

Tax Agreement	means the country law (loi de pays) of July 2001 together with the Governmental order of 7th March 2002 and the Certificate of Approval issued pursuant thereto.

Tax Indemnity	means the indemnity provided under Clause 25.2.

Tax Investors	has the meaning given to it in the Tax Loan Agreement.

Tax Investors Agent	has the meaning given to it in the Tax Loan Agreement.

Tax Loan Agreement	means the agreement so named dated on or about the date of this Lease between the Lessor, the Tax Investors and the Tax Investors Agent.

Tax Loan Reference TV	means the amount set out in Annex 9 of Appendix 3 in respect of the Termination Date or, if no amount is set out in respect of the Termination Date, the amount set out in Annex 9 of Appendix 3 for the most recent date prior to the Termination Date (as such amount may be varied from time to time in accordance with Sections (3) and (4) of Appendix 4.

Taxable Base	means, for a Person (other than an individual) with a registered place of business in metropolitan France, the amount of such Person’s taxable corporate income as determined in accordance with article 209(I) of the CGI (or any successor provision thereof) for purposes of calculation of the amount of Taxes such Person’s corporate income tax liability under article 219(I) of the CGI (or any successor provision thereof).

Termination	means the earliest to occur of:
Compensation Payment Date

(a)	the date falling 6 months after the date of receipt by the Lessor of notification of recapture from the DGI due to the withdrawal of the DGI Final Approval (Notification de redressement pour retrait d’agrément);

(b)	the date on which the DGI confirms that it will not be seeking a withdrawal of the DGI Final Approval;

and

(c)	if the Lessor has not received a notification of recapture from the competent French tax authorities (notification de redressement) the date falling 9 months after the date of termination of the Construction Agreement or the Lease Term, pursuant to the occurrence of a Construction Agreement Termination Event or Lease Termination Event, as the case may be.

Termination Date	means the date on which the Lease Term is terminated following the occurrence of Lease Termination Event.

Termination Value	shall be equal to the aggregate of:

(a)	the outstanding principal amount under the Loan Agreement as of the Termination Date as set out in Appendix 6 (payable in US$); plus

(b)	the accrued and unpaid interest under the Loan Agreement until the Termination Date should this date not occur on an Interest Payment Date under the Loan Agreement and any other amount due under the Loan Agreement including any breakage costs; plus

(c)	(except in the case of a Lessee Termination Event under Clause 20.2(b) (Lessor breach) or Clause 20.2(c)) the Add-Back Loss (as evidenced in the payment request of the competent French tax authorities (avis de mise en recouvrement), in each case:

(i)	other than (c) above, calculated on the basis of the values set out in Appendix 6 for the Interest Payment Date occurring closest to the Termination Compensation Payment Date (whether occurring before or after such date); and

(ii)	after deducting any amount previously paid by the Lessee under the Indemnities (if any) in respect of the amounts referred to in paragraphs (a) to (c) of this definition.

Termination Value	means the delegation of claims (acte de délégation

Delegation	imparfaite) dated on or about the date of this Lease and entered into between the Lessor, as grantor (délégant), the Lessee, as delegated debtor (débiteur délégué), and the Tax Investors and the Lender, as beneficiaries (délégataires), pursuant to which the Lessor delegates the Lessee to the Tax Investors and the Lender with respect to the Lessor’s rights and claims relating to the Termination Value and the purchase price under Clause 26.

Total Loss	means:

(a)	the Assets are completely physically destroyed, or

(b)	the Assets are destroyed to an extent that it is deemed more economic to replace rather than repair the Assets,

and in each case as certified by an expert jointly appointed by the Lessor and the Lessee.

Transaction	means the transaction comprising:

(a)	the assignment pursuant to the Lease Assignment;

(b)	the construction and commissioning of the Assets by the Lessee, acting as project manager under the Construction Agreement, and the incremental acquisition by the Lessor of title to the Assets as they are constructed, pursuant to the Construction Agreement; and

(c)	this Lease.

Transaction Documents	means this Lease, the Construction Agreement, the Loan Agreement, the Tax Loan Agreement, the First Demand Guarantee, the Cautionnement, the Delegations, the Put Option Agreement, the Call Option Agreement, the Long-term Lease, the Lease Assignment, the Intercreditor Agreement and the letter from Inco to the Security Agent (on behalf of the Lessor) dated on or about the Closing Date regarding the obligations of the Lender under the Loan Agreement.

Transfer	has the meaning given to it in Clause 16.

TSS	means taxes sur les services imposed in New Caledonia.

US$, USD and US Dollars	means the lawful currency for the time being of the United States of America.

Work	means any works or services to be carried out or provided with a view to completing and commissioning the Assets.

APPENDIX 2

DESCRIPTION OF THE ASSETS

As set out in appendices 2A, 2B and 2C of the Construction Agreement.

APPENDIX 3

ASSUMPTIONS

The calculations performed in the Annexes 1 to 10 of Appendix 3 are based on the following assumptions, which are summarised in Annex 0 of Appendix 3:

A. Overall assumptions:

(a)	Closing Date occurs by 30 December 2004.

(b)	Construction Costs are USD 511 million (the “Cost Assumption”).

(c)	Payments of Construction Costs by the Lessor are, for book-keeping purposes, to be made in Euro based on the Applicable Exchange Rate. The Loan Agreement is denominated and repayable in USD. Since it will be converted into USD at the same exchange rate as each Euro instalment under the Construction Agreement, there will not be a change due to currency exchange rates of the Advances under the Loan Agreement fixed three Business Days prior to each scheduled date for payment of an Installment under the Construction Agreement.

(d)	Assets are delivered to the Lessee on 18 December 2007. (“Expected Substantial Completion Date”). For the avoidance of doubt, the Lessee’s expectation is to give notice of the Substantial Completion Date by the end of 2007 .

(e)	: The conditions applicable to the Transaction are in conformity with the DGI Final Approval.

(f)	“Aides Fiscales à l’Investissement”: the Members will be authorised, in conformity with the provisions of articles 217 undecies and duodecies of the French Tax Code and by derogation of article 140 octies of Annexe II of the French Tax Code, to deduct from the tax profit and loss of the fiscal group to which they belong, respectively for the FYE 2004, 2005, 2006, in proportion to their respective rights in the results of the Lessor, an amount equal to the Euro amount (based on the Applicable Exchange Rate) of a maximum Deductible Amount of US$481 million (the “Deductible Amount”) and further that 100% of the maximum Deductible Amount has been allocated to the Members. The exchange rate, as agreed by the DGI, will be capped such that 1 USD will be less than 1.15 EUR.

     The projected annual deductible amounts are:

•	27 % of the Deductible Amount at the latest in 2004 : USD 129,870,000

•	33 % of the Deductible Amount at the latest in 2005 : USD 158,730,000

•	40 % of the Deductible Amount at the latest in 2006 : USD 192,400,000

The projected deduction schedule is set out as Appendix 3 - Annex 1.

(g)	The interest rate under the Loan Agreement is 7.5 % per annum with interest charged based on actual days / 360 and forms the basis for the calculation of the discount rate “ r ” for the calculation of NPVB, PVCFB and the Retrocession Rate, as provided in Appendix 8. The Loan Agreement schedule is attached as Appendix 3 - Annex 2. Advances under the Loan Agreement will be drawn on the dates corresponding to each scheduled date for payment of an Instalment under the Construction Agreement. The Loan Agreement will have a principal repayment grace period of two and a half years starting from the Substantial Completion Date.

(h)	From the Substantial Completion Date, Rent will be paid in arrears under the Lease for the first time six months after the Substantial Completion Date, and thereafter semi-annually.

The amounts and date of the Rents are stipulated in the Appendix 3 - Annex 3.

Each Rent will be comprised of an interest component corresponding to the interest under the Loan Agreement and of a principal component corresponding to the principal repayment under the Loan Agreement, subject to the two and one-half year grace period on principal repayment as set out in the Loan Agreement.

If need be, a supplemental rent will be due so as to ensure that the cash balance of the GIE is zero.

(i)	No VAT or sales taxes or duties are, or will become, payable in France or New Caledonia or in respect of the sale of the Assets to the Lessor under the Construction Agreement, nor will tax under the CGI (other than taxes on income), VAT or sales tax or duty be assessed upon or in respect of the sale or other disposal of the Assets by the Lessor.

(j)	The outstanding amount of the Loan Agreement will be equal to 10 % of the Construction Costs at the end of the 12th year of the Lease Term. Payment terms of the Lease will match payment terms of the Loan Agreement. Actual payment terms for the Lease are subject to change based on the actual terms of the Loan Agreement.

(k)	Implementation Costs are equal to 3.05 % of the Deductible Amount (as set out in Appendix 3 – Annex 0). Participation Fees, for purpose of calculation of the PVCFB, are assumed to be 1.0 % of the Deductible Amount.

B. Assets assumptions:

(a)	The scheduled dates for payment of an Instalment under the Construction Agreement by the Lessor to finance the Construction Costs, which is to be comprised of the Tax Advances and the Advances under the Loan Agreement from Goro Funding, LLC, is:

•	27 % of the Construction Costs on the 30th of December 2004 : EUR 137,970,000 = USD 511,000,000 x 27 % x 1 EUR / 1USD

•	33 % of the Construction Costs on the 18th of December 2005 : EUR 168,630,000 = USD 511,000,000 x 33 % x 1 EUR / 1USD

•	40 % of the Construction Costs on the 18th of December 2006 : EUR 204,400,000 = USD 511,000,000 x 40 % x 1 EUR / 1USD

The amounts and date of the Construction Costs payments are stipulated in the Appendix 3 - Annex 4.

(b)	Subject to the exchange rates and French Corporate Income Tax Assumption (see below in (d)), the Tax Investors will provide Tax Advances, the amounts and dates of which are stipulated in the Appendix 3 - Annex 5.

(c)	The Tax Investors will forgive the Tax Advance in accordance, in particular, with clause 4 of the Tax Loan Agreement at the latest at the fiscal year corresponding to 5 years from the Substantial Completion Date. At any time before such date, the Tax Investors may forgive Tax Advances up to an amount not exceeding the net situation of the Lessor and the Tax Investors for New Caledonian tax purposes at the time immediately prior to the proposed Tax Advance forgiveness. The balance of the Tax Advances outstanding on the fifth anniversary of the Substantial Completion Date will be forgiven at this later date. It is understood that the intent of any proposed Tax Advance forgiveness prior to the date corresponding to five years from the Substantial Completion Date is to ensure that the ordinary tax losses of the Lessor and the Tax Investors for New Caledonian purposes will not otherwise expire. A projected schedule of Tax Advance forgiveness is joined in Appendix 3 - Annex 6.

The “net situation” shall mean the amount of the accumulated tax losses of the Lessor for New Caledonian tax purposes and the Tax Investors in relation to the Transaction.

(d)	The rate of French Corporate Income Tax applicable in France (IS) to the Members is 35.43 % in 2004, 34.93 % in 2005 and 34.43 % in 2006 and thereafter (“French Corporate Income Tax Assumption”, each tax rate separately “IS Ai”). Moreover, the company groups to which the Members belong could benefit from the provisions of article 223 of the French Tax Code relative to the tax regime of such company group in existence at the Closing Date. The projected tax savings of the Members and the projected rate of French Corporate Income Tax are joined in Appendix 3 - Annex 7.

(e)	Other Taxes:

The metropolitan VAT rate is of 19.60%. It is assumed that the Implementation Costs, as well as any other sum due under the Transaction will not be submitted to the metropolitan VAT rate.

Any other tax, contribution applicable in metropolitan France that could be due by the Lessor and the Members will be at the exclusive expense of the Lessee.

C. New Caledonian assumptions:

(a)	The Lessee will benefit from the Tax Agreement. The applicable condition for New-Caledonian tax purposes results from the letter dated December 7th, 2004 of the DSF of New-Caledonia answering to the request of the Lessee dated December 1st, 2004 (such document is in Appendix 3 - Annex 11).

(b)	The Lessor will be incorporated in New Caledonia as a Groupement d’Intérêt Economique (“GIE”), governed by the articles L.251-1 and following of the French Commercial Code. Its members will be French Metropolitan Corporate Investors. A GIE is a transparent entity for corporate income tax purposes and its profits are not taxed in the name of the GIE directly, but its profits are taxable in New Caledonia in the name of the GIE’s members.

The fraction of the negative results of the GIE that corresponds to the differed considered depreciation (“amortissements régulièrement comptabilisés, mais réputés différés en période déficitaire”) is not attributed between the Members and is taken into account in order to determine the results of the first positive result fiscal year of the GIE.

(c)	The financial year of the Lessor will end on 31 December in each year.

(d)	The Rents will be considered for tax purposes as operating profit and the Lessor will be entitled to depreciate the Assets as the owner thereof.

(e)	All costs, fees and expenses incurred by the Lessor in relation to the Transaction Documents (including without limitation the legal and other costs in respect of preparing the Transaction Documents) will be allowed as a deduction for tax purposes in the financial year in which they are incurred.

(f)	The Corporate Tax Rate applicable to the Lessor in New-Caledonia means the tax rate stipulated in Article 45 of the New-Caledonian Tax Code, as well as any other tax, contribution or levy, temporary or not, created or that would be created, whatever its denomination, which basis would be calculated respective to the amount of benefits or respective to the corporate tax or which would be of a similar nature to the corporate tax.

It is specified that the Corporate Tax Rate applicable in New-Caledonia for FYE 2004 and following would be 30%.

Any New Caledonian corporate tax due by the Members in New-Caledonia would remain at the expense of the Lessee in accordance with Section 26 of the Lease. In the event of the Members would have to pay such tax, a supplemental rent would be called upon by the Lessor taking into account (i) such tax , as well as (ii) any additional tax resulting from the payment of the tax on the said supplemental rent constituting a taxable product in the Lessor (“gross-up”).

The projected tax results of the Lessor and the projected Corporate Tax applicable in New-Caledonia which will be due by the Members are attached in Appendix 3 - Annex 8.

(g)	F.CFP / Euro Parity: the exchange rate retained is 1 F.CFP = 0.00838 Euro

(h)	The absence of sale or any other form of transfer of property and, as a result, the absence of registration duties and any other taxes or duties payable during the construction of the Assets by Lessee on behalf of the Lessor pursuant to the Construction Agreement.

(i)	The absence of registration duties and any other taxes or duties to be paid on the purchase of equipment, materials and supplies by Lessee on behalf of the Lessor pursuant to the Construction Agreement followed or not by the “incorporation” of the equipment, materials and supplies into the main construction, for which the Lessor will acquire ownership at the same time as the main construction as described above.

(j)	The absence of registration duties and any other taxes to be paid during the transfer by Lessee to the Lessor of Assets constructed or acquired by Lessee prior to and during the suspension of the project.

(k)	The GIE will account for the Assets for an amount determined pursuant to the Construction Agreement, i.e. the Construction Costs possibly increased by the Cost Overruns.

(l)	The Lease will be subject to a nominal registration duty of 4,000 FCFP, if the Members are solely financial institutions or companies held at least 95% by these financial institutions.

(m)	The Lender is not liable to tax in New Caledonia.

(n)	The Lease will not be characterized as a sale.

(o)	The absence of T.S.S. (Taxe de Solidarité sur les Services, current rate at 4%) or any other duty or tax (whether I.R.C.D.C. or other) on the:

(1)	Construction Costs possibly increased by the Cost Overruns, invoiced by the Lessee to the Lessor pursuant to the Construction Agreement (for the construction and the delivery of a portion of the Plant fitted with the equipment necessary for its operation, whether or not such equipment becomes immovable by destination or incorporation);

(2)	Rents and other amounts (i.e., the part of Rents corresponding to the indemnification of the Lessor or the Tax Investors provided for by the Lease) due under the Lease that will be paid to the Lessor by the Lessee;

(3)	interest due by the Lessor to the Lender pursuant to the Loan Agreement and paid by means of the Rent paid directly by the Lessee to the Lender pursuant to the Rent Delegation), as the passing of a governmental decree is being contemplated in order to extend to the Lessor the T.S.S. exemption currently granted to the Lessee pursuant to article Lp 45 bis 3-4° of the Taxation Code;

(p)	T.S.S. will be due on the Implementation Costs.

(q)	No T.O.F. (Taxe sur les Opérations Financières, current rate at 6 % rate) will be due.

(r)	The Delegation shall not have any tax consequences.

(s)	The Lessor will be allowed to:

(i) account for and amortize all of the Assets, as one element, according to the declining balance method over 12 years commencing as of the Substantial Completion Date,

(ii) deduct the interest under the Loan Agreement as well as expenses to set up the Transaction, and

(iii) deduct any commission or fee payable.

(t)	The payments made by the Lessor to the Lessee during the Construction Period, pursuant to the Construction Agreement, will not attract any particular tax liability and will not be construed as a non-interest bearing loan.

(u)	The price set at one Euro for the acquisition by the Lessee of the statutory rights of the Lessor shall not be questioned as long as the net situation of the Lessor at the time of purchase of the rights is negative or nil, and the only registration duty payable shall be the fixed duty of 4,000 F CFP.

(v)	The forgiveness by the Tax Investors of their Tax Advances for the benefit of the Lessor, with regard the Tax Loan Agreement, constitute a forgiveness of a financial nature which is exempted from T.S.S.

(w)	That no mortgage tax is payable in the event that the Mortgage entered into, if the Tax Investors are exclusively financial institutions. Only the salary of the public administration’s mortgage holder (salaire du conservateur des hypothèques) will be payable on the recorded amount and will be computed as follows [(recorded amount x 0.0672%) + 1,209.6 FCFP] / 2.

(x)	The application of Article Lp. 45 bis-9 II of the Tax Code to the Tax Advances provided by the Tax Investors:

(i)	the possibility for the Lessor to neutralise latent foreign exchange gain or losses that may arise from Loan Agreement denominated in USD granted by the Lender, and

(ii)	the possibility for the Lessor to neutralise latent foreign exchange gain or losses that may arise from the Tax Advance, and to recognise these gains or losses only at their term, i.e. when they shall be forgiven.

(w)	The indemnities paid by the Lessee or reimbursed by the Lessee to Inco or to any other shareholders of the Lessee to compensate the Lessor or the Tax Investors:

•	for the liability of the Lessor or of the Tax Investors for unexpected costs resulting from a claim made by a third party relating to the construction, the operation or the ownership of the Plant,

•	for an increase in the existing taxes or the creation of a new tax or for the denial of a tax benefit or of a currently available exemption,

•	for the questioning, totally or partly, of the impossibility to make the deductions allowed by virtue of the Girardin Law,

•	and, generally, that any indemnity paid in order to compensate a loss for which the parties agreed that it needs to be indemnified,

will be deductible from the tax result of the Lessee, and will not be taxable for the Lessor if the Lessor pays out the indemnity to the Tax Investors, and will not be subject to T.S.S.

(y)	No tax is payable in New Caledonia on any potential capital gain that might be realized by the Tax Investors in the event of a transfer of their statutory rights in the Lessor;

(z)	The registration duties and taxes resulting from the following operation are nominal: the partial sale by the Lessee to Lessor of its rights under the Long-term Lease (liability for a 7% registration duty calculated on an amount equal to eight times the annual rent and expenses, the 0.30% mortgage tax and the salary of the public administration mortgage holder on the same basis as that used for calculating the registration duties), considering the nominal amounts provided for both the rent under the Long-term Lease and the acquisition price.

(aa)	The stabilisation system provided for by article Lp 45 bis 5 of the Tax Code concerns equally the taxes or duties mentioned in the Tax Code and the custom duties and import taxes.

(bb)	The provisions under which the results of the Lessor will be allocated among the Members as provided under its by-laws shall not be questioned.

(cc)	That the Members/Tax Investors will not be subject to IFA in New Caledonia (currently at a level of 100,000 F.CFP).

(dd)	As the Lease Term is less than 18 years in length, the Lease is not subject to mortgage registration.

(ee)	Supplemental rents for any centimes additionnels payable by the Lessor pursuant to article 872 of the Tax Code in respect of business tax (“Contribution sur les patentes”) and pursuant to articles 872 and article 897 of the Tax Code in respect of property tax (see Article 3 of the Government Order - Appendix 3 - Annex 11).

Appendix 3 - Annex 0

Corporate Investors Scheme closing Decembre 2004
Schéma GIE de banques mis en place fin décembre 2004

Principal postponement of 2y + 10 % RV

Coût de Construction initial (hors taxe) / Initial Construction Cost (tax excluded)	501 000 000	USD		
Commission to GNi / Commission à GNi	10 000 000	USD	i.e.	1,99601%
Exchange rate EUR / USD	1,000			
Coût de Construction initial (TVA exclue) / Initial Construction Cost (VAT excluded)	511 000 000	Euros		
plus Cost Overrun / Dépassement de Coût paid at Delivery	0	Euros pour :		0,0%
Coût de Construction Total (TVA exclue) / Total Construction Cost (VAT excluded)	511 000 000	Euros		
Début de construction	30-déc-04			
Acompte 2004 / Construction 2004	27,0%	soit Euros	137 970 000	
Acompte 2005 / Construction 2005	33,0%	soit Euros	168 630 000	
Acompte 2006 / Construction 2006	40,0%	soit Euros	204 400 000	
Date de Livraison / Substantial Completion Date	18-déc-07			
Base de défiscalisation Eligible base	100,00%	soit Euros	511 000 000	
Taux de défiscalisation	94,13%	soit Euros	481 000 000	
"Pons Act" deduction	481 000 000	USD		
Déduction des abandons des Avances 0	NON			
1 Impôt sur les sociétés FR à	35,43%	en 2004		
3,0%	34,93%	en 2005		
3,3% Corporate Tax rate in France	34,43%	à partir de 2006		
Plafonnement / Cap EUR / USD		Non		
TSS (NC)	4,00%			
Dépôt (deposit) GNi	0,00%	soit Euros	0	
Dépôt Garanti (subordinated deposit) (GNi)	0,00%	soit Euros	0	
Rémunération	0,00%	l'an		
Durée d'amortissement/Depreciation period	12	ans dégressif		
Coeffic. d'amortissement/Depreciation coefficient	2,5			
Impôt sur les sociétés NC/Corporate Tax rate in NC	30%			
TVA (VAT) Nouvelle Calédonie	0,00%			

Echéancier des loyers / Rents schedule	semestriel			
Premier loyer semestriel (first rent)	29 644 182,49	Euros		
Progressivité des loyers	0,00%	par semestriel		
Encours du Prêt / Outstanding Debt at year 12	10,00%	soit Euros	51 100 000	
Option d'achat / Call option Value at year 12	10,00%	soit Euros	51 100 000	
Durée de location / Lease Term	12	ans / years		
Taux prêt bancaire / Debt Interest rate	7,50%	(taux de référence)		
Taux de sortie sur 5 ans / IRR (5 years)	3,86%	l'an		
Réduction de coût GNi : NPVB fin 2004	27,73%			
Quote part GNi / Gain fiscal Global	80,27%			
Taux d'actualisation (r)	3,79%	semestriel		
		Underwriting		
Apport des investisseurs net / Net Equity 2004 (% MD)	28,10%	100%		0
Apport des investisseurs net / Net Equity 2005 (% MD)	28,10%	65%		0
Apport des investisseurs net / Net Equity 2006 (% MD)	28,10%	65%		0
Implementation Costs upfront / Frais de Transaction frontaux (*)	0,00%	soit Euros	0	
Implementation Costs spreaded / Frais de Transaction étalés (*)	2,75%	soit Euros	13 227 500	
Frais juridique, Frais de gestion du GIE / Legal Fee, GIE Administration Fee (upfront) (*)	0,30%	soit Euros	1 443 000	

(*) projected in % of Deductible Amount / prévisionnellement en % du Montant Déductible 14 670 500

Corporate Investors Scheme closing Decembre 2004 Schema GIE de bangues mis en place fin decembre 2004 Principal postponement of 2y + 10 % RV Cout de Construction initial (hors taxe) / Initial Construction Cost (tax excluded) 501 000 000 USD Commission to GNi / Commission a GNi Exchange rate EUR / USD Cout de Construction initial 10 000 00 USD i.e. 1,99601% (TVA exclue) / Initial Construction Cost(VAT excluded) plus Cost Overrun / Depassement de 1,000 511 000 000 Euros 0 Euros pour : 0,0% Cout paid at Delivery Cout de Construction Total (TVA exclue) / Total Construction Cost(VAT 511000000 Euros excluded) 30-dec-04 Debut de construction 27,0% soit Euros 137970000 33,0% Acompte 2004 / Construction 2004 Acompte 2005 / Construction 2005 Acompte 2006 / soit Euros 168 630 000 40,0% Construction 2006 Date de Livraison / Substantial Completion Date soit Euros 204400000 18-dec-07 Base de defiscalisation Eligible base Taux de defiscalisation “Pons Act” 100,00% soit Euros 511 000 000 deduction Deduction des abandons des Avances 0 1 94,13% soit Euros 481 000 000 481 000 impot sur les societes FR a 3,0% 3,3% Corporate Tax rate 000 USD NON 35,43% en 2004 34,93% in Fiance en 2005 i 34,43% a partir de 2006 Plafonnement/Cap EUR I USD TSS (NC)Depot (deposit) GNi Depot Garanti (subordinated deposit) Non 4,00% (GNi) Remuneration soit Euros 0 0,00% soit Euros 0 0,00% fan Duree damortissemenf/Depreciation period Coeffic. d’amortissement/Depreciation coefficient 12 ans degressif 2,5 Impot sur les societes NC/Corporate Tax rate in NC TVA (VAT) Nouvelle Caledonie 30% 0,00% Echeancier des loyers / Rents schedule Premier loyer semestriel (first rent) Progressivite des loyers Encours du Pret / Outstanding Debt at year 12 Option d’achat / Call option Value at year 12 Duree de location / Lease Term semestriel 29644182,49 Euros par semestriel Taux pret bancaire / Debt Interest rate 10,00% soit Euros 51 100 000 10,00% Taur de sortie sur 5 ans / IRR (5 years) soit Euros 51 100 000 12 ans /years Reduction de cout GNi : NPVB fin 2004 Quote part GNi / Gain fiscal Global Taux 7,50% (taux de reference) 3,86% I’an dactualisation (r) 3,79% semestriel Underwriting 28,10% Apport des investisseurs net / Nef Equity 2004 (% MD) Apport des investisseurs net / Nef 100% 8 28,10% Equity 2005 (% MD) Apport des investisseurs net / Nef Equity 2006 (% MD) 65% 9 Implementation Costs upfront / Frais de Transaction frontaux(*) Implementation Costs 28,10% 65% a spreaded / Frais de Transaction etales (*) 0,00% soit Euros 0 2,75% Frais juridique, Frais de gestion du GIE / Legal Fee, GIE Administration Fee (upfront) (*) soit Euros 13 227 500 (*) projected in % of Deductible Amount / previsionnellernent en % du Montant Deductible 0,30% soit Euros 443 000 14 670 500

Appendix 3 - Annexe 1.

Projected Deductible Amounts

		Exchange Rate
	Deductible Amount	Assumption	Deductible Amount
FYE	in USD	1 EUR = USD	in EUR

2004	129 870 000,00	1,00	129 870 000,00

2005	158 730 000,00	1,00	158 730 000,00

2006	192 400 000,00	1,00	192 400 000,00

Total	481 000 000,00		481 000 000,00

Appendix 3 - Annexe 2.

Projected Loan Agreement schedule

Amount in USD

	Loan	Principal			Principal
Date	Interest	Beg.	Drawing	Reimbursement	Outstanding

30/12/04			104 626 454,70		104 626 454,70
15/06/05	0,00	104 626 454,70	0,00		104 626 454,70
18/12/05	-7 694 403,86	104 626 454,70	131 214 925,16		235 841 379,86
15/06/06	0,00	235 841 379,86	0,00		235 841 379,86
18/12/06	-17 933 771,59	235 841 379,86	167 655 615,59		403 496 995,45
15/06/07	0,00	403 496 995,45	0,00		403 496 995,45
18/12/07	-30 682 584,03	403 496 995,45	30 682 584,03		434 179 579,48
18/06/08	-16 553 096,47	434 179 579,48			434 179 579,48
18/12/08	-16 553 096,47	434 179 579,48			434 179 579,48
18/06/09	-16 462 642,39	434 179 579,48			434 179 579,48
18/12/09	-16 553 096,47	434 179 579,48			434 179 579,48
18/06/10	-16 462 642,39	434 179 579,48		-13 181 540,10	420 998 039,38
18/12/10	-16 050 550,25	420 998 039,38		-13 593 632,24	407 404 407,14
18/06/11	-15 447 417,10	407 404 407,14		-14 196 765,38	393 207 641,76
18/12/11	-14 991 041,34	393 207 641,76		-14 653 141,15	378 554 500,61
18/06/12	-14 432 390,34	378 554 500,61		-15 211 792,15	363 342 708,46
18/12/12	-13 852 440,76	363 342 708,46		-15 791 741,73	347 550 966,73
18/06/13	-13 177 974,16	347 550 966,73		-16 466 208,33	331 084 758,40
18/12/13	-12 622 606,41	331 084 758,40		-17 021 576,07	314 063 182,32
18/06/14	-11 908 229,00	314 063 182,32		-17 735 953,49	296 327 228,83
18/12/14	-11 297 475,60	296 327 228,83		-18 346 706,89	277 980 521,94
18/06/15	-10 540 094,79	277 980 521,94		-19 104 087,70	258 876 434,25
18/12/15	-9 869 664,06	258 876 434,25		-19 774 518,43	239 101 915,81
18/06/16	-9 115 760,54	239 101 915,81		-20 528 421,95	218 573 493,87
18/12/16	-8 333 114,45	218 573 493,87		-21 311 068,03	197 262 425,83
18/06/17	-7 479 533,65	197 262 425,83		-22 164 648,84	175 097 776,99
18/12/17	-6 675 602,75	175 097 776,99		-22 968 579,74	152 129 197,25
18/06/18	-5 768 232,06	152 129 197,25		-23 875 950,43	128 253 246,82
18/12/18	-4 889 655,04	128 253 246,82		-24 754 527,45	103 498 719,37
18/06/19	-3 924 326,44	103 498 719,37		-25 719 856,05	77 778 863,32
18/12/19	-2 965 319,16	77 778 863,32		-77 778 863,32	0,00

Total	-332 236 762		434 179 579	-434 179 579	0

Appendix 3 - Annexe 3.

Projected Rents

Amount in USD

	Interest	Principal	Total
Date	Component	Component	Rent

30/12/04			0,00
15/06/05			0,00
18/12/05			0,00
15/06/06			0,00
18/12/06			0,00
15/06/07			0,00
18/12/07			0,00
18/06/08	16 553 096,47		16 553 096,47
18/12/08	16 553 096,47		16 553 096,47
18/06/09	16 462 642,39		16 462 642,39
18/12/09	16 553 096,47		16 553 096,47
18/06/10	16 462 642,39	13 181 540,10	29 644 182,49
18/12/10	16 050 550,25	13 593 632,24	29 644 182,49
18/06/11	15 447 417,10	14 196 765,38	29 644 182,49
18/12/11	14 991 041,34	14 653 141,15	29 644 182,49
18/06/12	14 432 390,34	15 211 792,15	29 644 182,49
18/12/12	13 852 440,76	15 791 741,73	29 644 182,49
18/06/13	13 177 974,16	16 466 208,33	29 644 182,49
18/12/13	12 622 606,41	17 021 576,07	29 644 182,49
18/06/14	11 908 229,00	17 735 953,49	29 644 182,49
18/12/14	11 297 475,60	18 346 706,89	29 644 182,49
18/06/15	10 540 094,79	19 104 087,70	29 644 182,49
18/12/15	9 869 664,06	19 774 518,43	29 644 182,49
18/06/16	9 115 760,54	20 528 421,95	29 644 182,49
18/12/16	8 333 114,45	21 311 068,03	29 644 182,49
18/06/17	7 479 533,65	22 164 648,84	29 644 182,49
18/12/17	6 675 602,75	22 968 579,74	29 644 182,49
18/06/18	5 768 232,06	23 875 950,43	29 644 182,49
18/12/18	4 889 655,04	24 754 527,45	29 644 182,49
18/06/19	3 924 326,44	25 719 856,05	29 644 182,49
18/12/19	2 965 319,16	26 678 863,32	29 644 182,49

TOTAL	275 926 002	383 079 579	659 005 582

Appendix 3 - Annexe 4.

Projected Construction Agreement schedule of payments

	Payment	Exchange Rate	Payment
	(all taxes whatever included)	Assumption	(all taxes whatever included)
Date	in EUR	1 EUR = USD	in USD

30/12/04	137 970 000,00	1,00	137 970 000,00
15/06/05	0,00	1,00	0,00
18/12/05	168 630 000,00	1,00	168 630 000,00
15/06/06	0,00	1,00	0,00
18/12/06	204 400 000,00	1,00	204 400 000,00
15/06/07	0,00	1,00	0,00
18/12/07	0,00	1,00	0,00
18/06/08	0,00	1,00	0,00
18/12/08	0,00	1,00	0,00
18/06/09	0,00	1,00	0,00
18/12/09	0,00	1,00	0,00
18/06/10	0,00	1,00	0,00
18/12/10	0,00	1,00	0,00
18/06/11	0,00	1,00	0,00
18/12/11	0,00	1,00	0,00
18/06/12	0,00	1,00	0,00
18/12/12	0,00	1,00	0,00
18/06/13	0,00	1,00	0,00
18/12/13	0,00	1,00	0,00
18/06/14	0,00	1,00	0,00
18/12/14	0,00	1,00	0,00
18/06/15	0,00	1,00	0,00
18/12/15	0,00	1,00	0,00
18/06/16	0,00	1,00	0,00
18/12/16	0,00	1,00	0,00
18/06/17	0,00	1,00	0,00
18/12/17	0,00	1,00	0,00
18/06/18	0,00	1,00	0,00
18/12/18	0,00	1,00	0,00
18/06/19	0,00	1,00	0,00
18/12/19	0,00	1,00	0,00

Total	511 000 000,00		511 000 000,00

Appendix 3 - Annexe 5.

Projected Tax Advances

			O/w	O/W						o/w	o/w
	Principal		Net Tax	Implementation		Principal	Exchange Rate	Principal		Net Tax	Implementation		Principal
	Bag.	Drawing	Advance	Costs and TSS	Forgiveness	Beg.	Assumption	Beg.	Drawing	Advance	Costs and TSS	Forgiveness	Beg.
Date	in EUR	in EUR	in EUR	in EUR	in EUR	in EUR	1 EUR= USD	in USD	in USD	in USD	in USD	in USD	in USD

30/12/04		40 064 895,00	33 343 545,30	6 721 349,70	0,00	40 064 895,00	1,00	0,00	40 064 895.00	33 343 545,30	6 721 349,70	0,00	40 064 895,00
15/06/05	40 064 895,00	0,00			0,00	40 064 895,00	1,00	40 064 895,00	0,00	0,00	0,00	0,00	40 064 895,00
18/12/05	40 064 895,00	48 968 205,00	45 109 478,70	3 858 726,30	0,00	89 033 100.00	1,00	40 064 895,00	48 968 205,00	45 109 478,70	3 858 726.30	0,00	89 033 100,00
15/06/06	89 033 100,00	0,00			0,00	89 033 100,00	1,00	89 033 100,00	0,00	0,00	0,00	0,00	89 033 100,00
18/12/06	89 033 100.00	59 355 400,00	54 678 156,00	4 677 244.00	0,00	148 388 500.00	1,00	89 033 100,00	59 355 400,00	54 678 156,00	4 677 244.00	0,00	148 388 500,00
15/06/07	148 388 500,00	0,00			0,00	148 388 500,00	1,00	148 388 500,00	0,00	0,00	0,00	0,00	148 388 500,00
18/12/07	148 388 500.00	0,00			-80 439 607,26	67 948 892,74	1,00	148 388 500,00	0,00	0,00	0,00	-80 439 607,26	67 948 892.74
18/06/08	67 948 892,74	0,00			0,00	67 948 892,74	1,00	67 948 892,74	0,00	0,00	0,00	0,00	67 948 892,74
18/12/08	67 948 892,74	0,00			0,00	67 948 892,74	1,00	67 948 892,74	0,00	0,00	0,00	0,00	67 948 892,74
18/06/09	67 948 892.74	0,00			0,00	67 948 892,74	1,00	67 948 892,74	0,00	0,00	0,00	0,00	67 948 892,74
18/12/09	67 948 892,74	0,00			0,00	67 948 892,74	1,00	67 948 892,74	0,00	0,00	0,00	0,00	67 948 892,74
18/06/10	67 948 892,74	0,00			0,00	67 948 892.74	1,00	67 948 892,74	0,00	0,00	0,00	0,00	67 948 892,74
18/12/10	67 948 892.74	0,00			0,00	67 948 892.74	1,00	67 948 892,74	0,00	0,00	0,00	0,00	67 948 892,74
18/06/11	67 948 892,74	0,00			0,00	67 948 892,74	1,00	67 948 892,74	0,00	0,00	0,00	0,00	67 948 892,74
18/12/11	67 948 892,74	0,00			0,00	67 948 892,74	1,00	67 948 892,74	0,00	0,00	0,00	0,00	67 948 892,74
18/06/12	67 348 892,74	0,00			0,00	67 948 892,74	1,00	67 948 892,74	0,00	0,00	0,00	0,00	67 948 892.74
18/12/12	67 948 892,74	0,00			-67 948 892.74	0,00	1,00	67 348 892,74	0,00	0,00	0,00	-67 948 892,74	0,00
18/06/13	0,00	0,00			0,00	0,00	1,00	0,00	0,00	0,00	0,00	0,00	0,00
18/12/13	0,00	0,00			0,00	0,00	1,00	0,00	0,00	0,00	0,00	0,00	0,00
18/06/14	0,00	0,00			0,00	0,00	1,00	0,00	0,00	0,00	0,00	0,00	0,00
18/12/14	0,00	0,00			0,00	0,00	1,00	0,00	0,00	0,00	0,00	0,00	0,00
19/06/15	0,00	0,00			0,00	0,00	1,00	0,00	0,00	0,00	0,00	0,00	0,00
18/12/15	0,00	0,00			0,00	0,00	1,00	0,00	0,00	0,00	0,00	0,00	0,00
19/06/16	0,00	0,00			0,00	0,00	1,00	000	0,00	0,00	0,00	0,00	0,00
18/12/16	0,00	0,00			0,00	0,00	1,00	0,00	0,00	0,00	0,00	0,00	0,00
18/06/17	0,00	0,00			0,00	0,00	1,00	0,00	0,00	0,00	0,00	0,00	0,00
18/12/17	0,00	0,00			0,00	0,00	1,00	0,00	0,00	0,00	0,00	0,00	0,00
18/06/18	0,00	0,00			0,00	0,00	1,00	0,00	0,00	0,00	0,00	0,00	0,00
16/12/18	0,00	0,00			0,00	0,00	1,00	0,00	0,00	0,00	0,00	0,00	0,00
18/06/19	0,00	0,00			0,00	0,00	1,00	0,00	0,00	0,00	0,00	0,00	0,00
18/12/19	0,00	0,00			0,00	0,00	1,00	0,00	0,00	0,00	0,00	0,00	0,00

TOTAL		148 388 500	133 131 180	15 257 320	-148 388 500				148 388 500	133 131 180	15 257 320	-148 338 500

Appendix 3 - Annexe 6.

Projected Tax Advance Forgiveness

Amount in EUR

Tax Loan Forgiveness
in EUR
FYE	(for 100%)

2004	0,00
2005	0,00
2006	0,00
2007	80 439 607,26
2008	0,00
2009	0,00
2010	0,00
2011	0,00
2012	67 948 892,74

Total	148 388 500,00

Appendix 3 - Annexe 7.

Projected Deductible Amounts and Tax Savings of the Members

					Projected Tax
		Exchange Rate			Saving of the
	Deductible Amount	Assumption	Deductible Amount	Projected French	Members in EUR (for
FYE	in USD	1 EUR = USD	in EUR	Corporate Tax Rate	100%)

2004	129 870 000,00	1,0000	129 870 000,00	35,43%	46 017 270,00
2005	158 730 000,00	1,0000	158 730 000,00	34,93%	55 449 680,00
2006	192 400 000,00	1,0000	192 400 000,00	34,43%	66 249 733,33

Total	481 000 000,00		481 000 000,00		167 716 683,33

Appendix 3 - Annexe B.

Projected taxable results of the Lessor in New-Caledonia and corporate tax

Amount in F.CFP                                                                        0,008380

	Tax Result	Cumulated Tax Result	Tax rate	CorporateTax
	in F.CFP	in F.CFP	in	in F.CFP
FYE	(for 100%)	(for 100%)	New-Caledonia	(for 100%)

2004	-802 070 369,93	-802 070 369,93	30%	0,00
2005	-1 378 655 149,89	-2 180 725 519,82	30%	0,00
2006	-2 698 211 884,63	-4 878 937 404,45	30%	0,00
2007	4 878 937 404,45	0,00	30%	0,00
2008	-12 483 305 295,90	-12 483 305 295,90	30%	0,00
2009	-9 770 261 253,62	-22 253 566 549,52	30%	0,00
2010	-4 619 956 779,62	-26 873 523 329,14	30%	0,00
2011	-2 743 139 892,59	-29 616 663 221,73	30%	0,00
2012	6 916 146 995,50	-22 700 516 226,23	30%	0,00
2013	125 104 995,38	-22 575 411 230,85	30%	0,00
2014	1 244 318 367,72	-21 331 092 863,12	30%	0,00
2015	1 731 143 809,27	-19 599 949 053,85	30%	0,00
2016	2 088 189 674,51	-17 511 759 379,34	30%	0,00
2017	2 480 920 989,92	-15 030 838 389,42	30%	0,00
2018	2 899 384 117,98	-12 131 454 271,44	30%	0,00
2019	12 131 454 271,44	0,00	30%	0,00

Total	0,00			0,00

Appendix 3 – Annexe 9 Projected Reference Termination Values [NOTE: TWO
SCHEDULES OF TERMINATION VALUES HAVE NOT BEEN INCLUDED IN THIS
CONFORMED VERSION]

Appendix 3 — Annexe 10.
Projected Purchase Option price

Purchase Option
Price
Assumption	Date	in USD

30/12/04
15/06/05
18/12/05
15/06/06
18/12/06
15/06/07

Substantial Completion Date(*)	18/12/07

18/06/08
18/12/08
18/06/09
18/12/09
18/06/10
18/12/10
18/06/11
18/12/11
18/06/12

Substantial Completion Date + 5 years (*)	18/12/12	347 550 966,73

	18/06/13	331 084 758,40
	18/12/13	314 063 182,32
	18/06/14	296 327 228,83
	18/12/14	277 980 521,94
	18/06/15	258 876 434,25
	18/12/15	239 101 915,81
	18/06/16	218 573 493,87
	18/12/16	197 262 425,83
	18/06/17	175 097 776,99
	18/12/17	152 129 197,25
	18/06/18	128 253 246,82
	18/12/18	103 498 719,37
	18/06/19	77 778 863,32
	18/12/19	0,00

TOTAL

Appendix 3 - Annex 11
DSF Ruling and Customs Ruling [NOTE: RULINGS NOT INCLUDED IN THIS
CONFORMED VERSION]

APPENDIX 4

ADJUSTMENT METHOD FOR CHANGE IN ASSUMPTIONS

(1) Reference Termination Value

The Amount of the Reference Termination Value (tax excluded) are stipulated in Annex 9 of Appendix 3, subject to the Tax Loan Reference TV adjustments indicated in (3) and (4) of this Appendix 4 and to the Applicable Exchange Rate, and subject to the Loan Reference Termination adjustments based on the Loan Agreement, is equal, for each date, to the sum of the Loan Reference Termination Value (denominated in US Dollars) and the Tax Loan Reference TV (denominated in Euros). The Reference Termination Value is to be understood after complete payment of the Rents.

The Loan Reference Termination Value will amount to the outstanding amount of the Loan Agreement.

The Tax Loan Reference TV is computed as stated in Annex 9 of Appendix 3 and will correspond at its maximum to the sum of the Projected Tax Saving of the Members (as such amounts are set out in Appendix 3 – Annex 7).

(2) Purchase Option

The Purchase Option will be exercisable at the expiration of the Lease, i.e. twelve years after the Substantial Completion Date for the amount stipulated in Annex 10 of Appendix 3.

It will also be exercisable after five years after the Substantial Completion Date and thereafter on each semi-annual anniversary of the Substantial Completion Date for the amount stipulated in the Annex 10 of Appendix 3.

(3) Change in French Corporate Income Tax:

If there is a change in the rate of French Corporate Income Tax affecting the Tax Investors during any drawdown, the Tax Advances shall be adjusted by:

Change in Tax Advances i = 80% * Deductible Amount i * (ISi - IS_Ai)

where

Deductible Amount i is the deductible amount in respect of fiscal year i.

ISi is the effective rate of French Corporate Income Tax for fiscal year i.

IS_Ai is the French Corporate Income Tax Assumption

For avoidance of doubt, it means an increase in the Tax Advance drawing in case of a higher tax rate and conversely a decrease in the Tax Advance drawing in case of a lower tax rate.

Also, if there is a Change in Tax Advances, the Tax Loan Reference TV in Annex 9 of Appendix 3 will be adjusted proportionately as follows:
TaxLoanReferenceTV = UnadjstedTLRTVix x-1 j DeductibleAmountx x ISx j x-1 DeductibleAmountx X IS_Ax

Where:

UnadjustedTLRTVi = Tax Loan Reference TV as shown in Annex 9 of Appendix 3 for the Termination period i., and subsequently adjusted for (4) below

j = number of Tax Advances completed at the Termination period.

Note that the Total Reference Termination Value is equal to the Loan Reference TV plus the Tax Loan Reference TV. To the extent there is a change in the Tax Loan Reference TV, Total Reference Termination Value is also affected.

(4) Member Allocation of Less than 100% of the Deductible Amount

If less than 100% of the Deductible Amount is allocated to the Members during any of the drawdowns, the Tax Advances of that year shall be reduced to:

Tax Advance i = Scheduled Tax Advance i * DAAi

Where

Scheduled Tax Advance i is the Advance indicated in column 2 of Annex 5 to Appendix 3.

DAAi is the percentage of the Deductible Amount i allocated to the Members

Also, the corresponding Net Tax Advance will be adjusted proportionately.

Also, Implementation Costs payable by the Lessee are to be proportionately reduced for the applicable year i as follows:

Reduction in Implementation Costi = 2.75% * Deductible Amounti * (100%-DAAi)

Also if there is a change in the rate of the French Corporate Income Tax, the changes as indicated in (3) of this Appendix 4 shall apply after the changes indicated in this section (4).

For the avoidance of doubt, DAA2004 is equal to 100%, DAA2005 is higher than 65% and DAA2006 is higher than 65%.
TaxLoanReferenceTV = UnadjstedTLRTVixx=1 DAAx x DeductibleAmountnxISx x=1DeductibleAmountxXIS_Ax

Tax Loan Reference TV in Annex 9 of Appendix 3 will be adjusted proportionately as follows:

Where:

UnadjustedTLRTVi = Tax Loan Reference TV as shown in Annex 9 of Appendix 3 for the Termination period i. and subsequently adjusted for (3) above

j = number of Tax Advances completed at the Termination period.

(5)Temporary Delay in Tax Investors Scheduled Tax Deduction

To the extent a tranche (or part of it) of the Tax Deductible Amount is delayed at the request of DGI, an additional amount (as calculated below) included in the supplemental rents will become payable by the Lessee to the Lessor, such amount to be paid on December 31st of the year following the year in which the relevant tranche was so delayed.

= 2.5% * (Tax Deductible Amount – Used Deductible Amount) * ISi

Where: Used Deductible Amount is the sum of the portions of the Tax Deductible Amount for which the Members have taken a tax deduction.

(6) Delay in Substantial Completion Date:

To the extent that the Substantial Completion Date is later than December 31, 2007 (“Substantial Completion Assumption”) then an additional amount (as calculated below) included in the supplemental rents will be paid by the Lessee to the Lessor, such amount to be paid on the effective Substantial Completion Date:

= (1.5% * Used Deductible Amount (as defined above) * ISi * number of days between the Substantial Completion Date and Substantial Completion Assumption) / 366

For certainty, it is understood any amounts payable under (2) above fully satisfy any amounts that may be calculated under (3) above and that the amounts calculated under (2) and (3) do not apply to the same portion of the Tax Deductible Amount.

APPENDIX 5

RENT PAYMENT SCHEDULE

SEE ANNEX 3 OF APPENDIX 3

APPENDIX 6

LOAN AGREEMENT – OUTSTANDING

PRINCIPAL AMOUNT

SEE ANNEX 2 OF APPENDIX 3

APPENDIX 7

TAX LOAN REFERENCE TV

SEE ANNEX 5 OF APPENDIX 3

APPENDIX 8

COMPUTING OF THE RETROCESSION RATE

The computation of the retrocession rate will be made at the Closing Date. At that date, it will be higher than 80%.

It will not be used thereafter as a parameter.

Net Present Value Benefit (NPVB):
NPVB = 30 (Proceedsi-LeasePaymentsi) i-0 (1+r)i
PVCFB=30(Deductible_Amounti *IS_Ai-Participation_Fee*IS_Ai) i-0 (1+r)i

Where,

i = number of fiscal semesters since December 31, 2004.

r = Semi-annual rate corresponding to the rate of interest under the Loan Agreement, adjusted to an all-in rate including a part of the Implementation Costs (0.10 % of the Deductible Amount) and TSS on this considered Implementation Costs.

Computation of r is shown in Appendix 8 - Annex 1.

This calculation of NPVB is shown in Appendix 8 - Annexe 2.

Present Value of the Cost to French Budget (PVCFB):

Where, further to r defined above:

IS_Ai is the French Corporate Income Tax Assumption for Fiscal Year ending i (see para B.(d) of Appendix 3).

Participation Fee is the fee paid to the Tax Investors for their participations in the Transaction (see para A.(k) of Appendix 3).

Deductible Amounti,in this case, is the deductible amount agreed to by DGI (see para A.(f) of Appendix 3).

This calculation of PVCFP is shown in Appendix 8 - Annex 3.

Retrocession Rate:

Retrocession Rate = NPVB / PVCFB

Such percentage calculated above to be greater than 80%. This calculation of Retrocession Rate is shown in Appendix 8 – Annex 2.

APPENDIX 9

DGI FINAL APPROVAL [NOTE: FINAL

RULING NOT INCLUDED IN THIS

CONFORMED VERSION]